Exhibit 10.5

STOCK PURCHASE AGREEMENT
by and among
HCA INC.
and
LIFEPOINT HOSPITALS, INC.
Dated as of July 14, 2005

EXECUTION COPY

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List of Exhibits and Schedules:

Exhibit A-1	Seller Group and Acquired Companies
Exhibit A-2	Acquired Subsidiaries
Exhibit B	Facilities
Exhibit C	Assumed Contracts, Assumed Liabilities
Exhibit D	Reserved
Exhibit E	Reserved
Exhibit F	Insurance Agreements
Exhibit G	Contributed Assets
Exhibit H	Reserved
Exhibit I	Excluded Assets
Exhibit J	Excluded Contracts
Exhibit K	Excluded Liabilities
Exhibit K-1	Cost Reports
Exhibit L	Knowledge
Exhibit M	Service Agreement Terms
Exhibit N	Reorganization Agreements
Exhibit O	Title Work and Surveys
Schedule 3.6	Financial Statements
Schedule 3.7(b)	Other Assets
Schedule 3.9(a)	Material Contracts
Schedule 3.11(a)	Real Property
Schedule 3.13(b)	Company Plans
Schedule 3.13(d)	Continuation of Coverage
Schedule 3.13(e)	Employment Contracts
Schedule 3.14	Government Program Participation/Accreditation
Schedule 3.14(a)	Provider Numbers
Schedule 3.14(b)	Audited Cost Reports
Schedule 3.14(e)	JCAHO Accreditation
Schedule 3.20	Litigation
Schedule 3.20(b)	Court Orders
Schedule 3.21	Insurance Policies
Schedule 3.21(i)	Facility Repairs Recommendations
Schedule 3.21(ii)	Claims Notices and Denials
Schedule 5.14	Tax Registrations
Schedule 6.5	Retention Bonuses
Schedule 6.9	National Contracts
Schedule 9.2(d)	Putnam Litigation
Schedule 12.22	Open Schedules

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EXECUTION COPY
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 14, 2005, by and among HCA Inc., a Delaware corporation (“HCA”), and LifePoint Hospitals, Inc., a Delaware corporation (“Purchaser”).
R E C I T A L S:
     WHEREAS, the subsidiaries of HCA identified as Sellers on Exhibit A-1 to this Agreement (each, a “Seller” and collectively the “Seller Group”) own (or, as of the Closing Date, will own), directly or indirectly, 100% of the issued and outstanding equity securities of the Persons identified as Acquired Companies on Exhibit A-1 (each, an “Acquired Company”); and
     WHEREAS, the Acquired Companies own (or, as of the Closing Date, will own), directly or indirectly, 100% of the issued and outstanding equity securities of the Persons identified as Acquired Subsidiaries on Exhibit A-2 (each, an “Acquired Subsidiary”); and
     WHEREAS, the Acquired Companies and the Acquired Subsidiaries (collectively, the “Acquired Entities”) own and operate (or, as of the Closing Date, will own and operate) each of the hospitals and/or other health care facilities listed on Exhibit B (collectively, the “Facilities”; and the business and operation of the Facilities, the “Business”); and
     WHEREAS, HCA wishes to sell all issued and outstanding equity securities of the Acquired Companies to Purchaser, and Purchaser wishes to purchase all issued and outstanding equity securities of the Acquired Companies, on the terms, subject to the conditions and for the consideration set forth in this Agreement; and
     WHEREAS, HCA shall cause each of its applicable subsidiaries (including the Seller Group and the Acquired Entities) to take the necessary and appropriate actions to implement the transactions contemplated in this Agreement; and
     WHEREAS, HCA will derive material benefits from the consummation of the transactions contemplated hereby and wishes to enter into this Agreement as an inducement to the other parties to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms.
     As used in this Agreement, the following defined terms shall have the meanings indicated below:
     “Acquired Company” has the meaning set forth in the Recitals.
     “Acquired Company Ownership Interests” has the meaning set forth in Section 3.2(b).

     “Acquired Entities” means the Acquired Companies and the Acquired Subsidiaries, taken as a whole.
     “Acquired Subsidiaries” has the meaning set forth in the Recitals.
     “Acquired Subsidiary Ownership Interests” has the meaning set forth in Section 3.3(c).
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, “Affiliate” shall not include officers, directors or shareholders of HCA.
     “Agreement” means this Stock Purchase Agreement, including the exhibits and schedules attached hereto.
     “Allocations” has the meaning set forth in Section 6.8(a).
     “Associated Business” has the meaning set forth in Section 2.6(a).
     “Assumed Contract” means any agreement, Lease, license, sublicense, promissory note, evidence of indebtedness or other contract described on Exhibit C that is assumed by an Acquired Entity in connection with the Reorganization.
     “Assumed Liability” means any liability described on Exhibit C that is assumed by an Acquired Entity in connection with the Reorganization.
     “Balance Sheet Date” means March 31, 2005.
     “Base Purchase Price” means $285,000,000.
     “Books and Records” means all existing patient, medical staff, employee, accounting, business, marketing, corporate, partnership, limited liability company and other files, documents, instruments, papers, books and records, including without limitation, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, equity transfer ledgers, contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans.
     “Business” has the meaning set forth in the Recitals.
     “Business Day” means a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Tennessee or the State of New York are authorized or obligated to close under the Laws of such states.
     “Business Material Adverse Effect” means a material adverse effect on the assets, financial condition or operations of the Acquired Entities, taken as a whole, other than any changes (a) generally affecting the healthcare industry directly or indirectly, including changes due to actual or proposed changes in law or regulations, (b) that result from political or economic turmoil, or (c) that are related to or result from the announcement or pendency of the transactions contemplated by this Agreement.
     “Capital Expenditure Adjustment Amount” means the aggregate amount of all payments made or accruals recorded for capitalized property, plant and equipment (including construction in progress) in respect of the Facilities or the Business from and between January 1, 2005 and the Effective Time (except for amounts funded or to be funded by insurance), as determined in accordance with HCA’s accounting policies and procedures (applied on a consistent basis); provided, however, that the Capital Expenditure Adjustment Amount shall exclude any such payments or accruals made in respect of Excluded Assets or Excluded Subsidiaries.
     “Claim” has the meaning set forth in Section 9.6(a).
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Closing Date Balance Sheet” means the unaudited combined balance sheet of the Business as of the Effective Time prepared in accordance with Section 2.3.
     “Closing Statement” has the meaning set forth in Section 2.3(c).
     “COBRA” has the meaning set forth in Section 3.13(d).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other employee benefit plan, program, policy or other arrangement, including deferred compensation arrangements that are referenced in an employment agreement in which any employee of the Business participates and, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA), which is sponsored or maintained by HCA or its Affiliates or to which any Acquired Entity is a party or has any expense, liability or obligation.
     “Competing Business” means the business of owning, leasing, managing or operating one or more general acute care hospitals, ambulatory surgery centers, imaging or diagnostic centers or services that compete with the services provided by each Hospital and other Facility as such services are provided on the date of Closing.
     “Computer and Data Processing Agreement” means an amendment, in form and substance reasonably satisfactory to the parties, to the existing Computer and Date Processing Services Agreement, dated May 11, 1999, between HCA IT&S and Purchaser, as previously amended pursuant to which the Business will become subject to the Computer and Date Processing Services Agreement.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 28, 2005, between HCA and Purchaser.
     “Constituent Documents” means, for any corporation, partnership, limited partnership, limited liability company or other organization, its Charter, Articles of Incorporation, Certificate of Incorporation, bylaws, partnership agreement, operating agreement, certificate of limited partnership, certificate of formation or other similar formation and governance documents, each as amended to the relevant date.
     “Contract” means (a) any agreement, Lease, license, sublicense, promissory note, evidence of indebtedness, or other contract or commitment, and all amendments, waivers, extensions, schedules, exhibits and appendices thereof to which any of the Acquired Entities is a party, by which assets of any of the Acquired Entities are bound or by which any of the Business is benefited or otherwise primarily related to the Facilities, and (b) any Assumed Contract; provided, however, that the term “Contract” shall not include any Excluded Contract.
     “Contributed Asset” means any asset described on Exhibit G that is contributed to an Acquired Entity in connection with the Reorganization.
     “Controlled Subsidiary” means any Person in which HCA owns or has power to vote, directly or indirectly, 50% or more of the equity interests, or otherwise has power to appoint a majority of the board of directors or other governing body of such Person, and “controlling” means having “control” as defined in the definition of Affiliate.
     “Court Order” means any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.
     “Damages” means any and all losses, damages, claims, costs, fines, fees, penalties, interest, obligations and deficiencies (including, without limitation, reasonable attorneys fees and other expenses of litigation).
“Defects” has the meaning set forth in Section 7.11(c)
     “Destruction Notice” has the meaning set forth in Section 6.3(b).
     “Effective Time” has the meaning set forth in Section 2.4.
     “Encumbrance” means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, right of way, easement, covenant, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.
     “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from the violation of any Environmental Law.
     “Environmental Conditions” has the meaning set forth in Section 7.16.
     “Environmental Inspection Period” has the meaning set forth in Section 7.16.
     “Environmental Laws” means any federal, state, regional, county or local environmental laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and as of the Effective Time relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emission, discharge, release or threatened release of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and as of the Effective Time.
     “Equity Security” and “equity interest” mean any “equity security” as such term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Excluded Assets” means any asset described on Exhibit I that is excluded from the transaction in connection with the Reorganization.
     “Excluded Contract” means any Contract described on Exhibit J that is excluded from the transaction in connection with the Reorganization.
     “Excluded Liabilities” means IBNR, the “HCA Liabilities” and the “Indemnified Matters”, as such terms are defined in Exhibit K.
     “Excluded Subsidiary” means any subsidiary of the Acquired Companies, whether direct or indirect, whose equity securities are Excluded Assets.
     “Facility” has the meaning set forth in the Recitals.
     “FAS 87” has the meaning set forth in Section 3.13(b).
     “Federal Income Taxes” means all federal income or profits taxes, federal taxes measured by income, profits or earned surplus, federal excise taxes and other federal governmental charges arising from income, profits or other revenue similar in nature to any of the foregoing, including any interest, penalties or other additions to such tax that may become payable in respect thereof, imposed by any federal Governmental Authority.
     “Final Schedules” has the meaning set forth in Section 12.22.
     “Forms” has the meaning set forth in Section 6.8(a).
     “GAAP” has the meaning set forth in Section 3.6.
     “Governmental Authority” means, unless otherwise specified, any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity, or any arbitrator with authority to bind a party at law.
     “Government Programs” has the meaning set forth in Section 3.14(a).
     “Hazardous Substances” means any toxic or hazardous waste, pollutants, materials or substances, including, without limitations, asbestos, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, and any other items, substances or materials defined or listed as hazardous or toxic wastes, pollutants, materials or substances, hazardous, toxic or infectious medical wastes, or similarly identified substances or mixtures, in or pursuant to any Environmental Law.
     “HCA” has the meaning set forth in the Preamble.
     “HCA Affiliated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which HCA is the parent.
     “HCA IT&S” means HCA-Information Technology & Services, Inc., a Tennessee corporation and a subsidiary of HCA.
     “Historical Financial Statements” has the meaning set forth in Section 3.6.
     “Hospital” means any of the Facilities that are identified in Exhibit B as a Hospital.

     “Hospital Acquired Entities” means any Acquired Entity that owns any of the Hospitals.
     “Hospital Group” means an individual Hospital together with the Facilities, assets and operations of the Acquired Entities that are related primarily to such individual Hospital.
     “Hospital Group Material Adverse Effect” means, with respect to an individual Hospital Group, a material adverse effect on the assets, financial condition or operations of that specific Hospital Group taken as a whole, other than any changes (a) generally affecting the healthcare industry directly or indirectly, including changes due to actual or proposed changes in law or regulations, (b) that result from political or economic turmoil, or (c) that are related to or result from the announcement or pendency of the transactions contemplated by this Agreement.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “IBNR” means current liabilities of HCA and its Affiliates for incurred but not reported (or incurred and reported to HCA but not paid by the Business) medical, dental, self-insured workers compensation or other claims attributable to employees of the Business pursuant to any Company Plan (including self-insured plans) that is a group health plan or provides medical, dental, vision, worker’s compensation or similar benefits, except to the extent included in the Net Working Capital and reflected in the Closing Date Balance Sheet.
     “Income Taxes” means a combination of all Federal Income Taxes plus all state and local income or profits taxes, state and local taxes measured by income, profits or earned surplus, state and local excise taxes and other state and local governmental charges arising from income, profits or other revenue similar in nature to any of the foregoing, including any interest, penalties or other additions to such tax that may become payable in respect thereof, imposed by any state and local Governmental Authority.
     “Indebtedness Adjustment Amount” means the aggregate amount of indebtedness for borrowed money and capital lease obligations and other long term liabilities of the Business reflected as liabilities on the Closing Date Balance Sheet.
     “Indemnifying Party” has the meaning set forth in Section 9.6(a).
     “Indemnitee” has the meaning set forth in Section 9.6(a).
     “Intellectual Property” has the meaning set forth in Section 3.17(a).
     “JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.
     “Knowledge of HCA” (and any similar expression, including, the expression “HCA’s Knowledge”) means, as to a particular matter, the actual knowledge of any Person specified with respect to HCA on Exhibit L.
     “Knowledge of Purchaser” (and any similar expression) means, as to a particular matter, the actual knowledge of any Person specified with respect to Purchaser on Exhibit L.
     “Laws” means all statutes, laws, ordinances, rules, regulations and other pronouncements of any Governmental Authority having the effect of law of the United States, any state or commonwealth of the United States, or any city, county, municipality, department, commission, board, bureau, agency or instrumentality thereof.

     “Leases” mean (a) all of those leases, subleases and occupancy agreements to which HCA or any of its Affiliates is a party as the lessee/tenant or sublessee/subtenant of any portion of the Real Property, and (b) all the following agreements to which HCA or any of its Affiliates is a party as the landlord/lessor or sublandlord/sublessor of any portion of the Real Property, which do not materially interfere with the operation of the Business as currently conducted: (i) leases of land to third-party developers in connection with development/construction of health care related projects at the Facilities; (ii) medical office leases, subleases and occupancy agreements; (iii) leases, subleases and occupancy agreements for other medical uses, services or facilities; and (iv) leases, subleases and occupancy agreements for food services and other ancillary services at the Facilities, including as examples and not as limitations, wireless communication services, gift shops, pharmacies or florist shops.
     “Medicaid” has the meaning set forth in Section 3.14(a).
     “Medicare” has the meaning set forth in Section 3.14(a).
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
     “National Contract” has the meaning set forth in Section 6.9.
     “Net Working Capital” means, as of any particular date, an amount equal to the current assets reflected on the balance sheet of the Business as of such date minus the current liabilities reflected on the balance sheet of the Business as of such date. For purposes of calculating Net Working Capital, the amounts, if any reflected on the Business’ balance sheet as of the applicable date with respect to the following matters shall be eliminated from the calculation of the Net Working Capital: (i) the Excluded Assets, (ii) the Excluded Liabilities (including liabilities and reserves for Taxes and other indemnified matters), (iii) any item for which indemnification is given pursuant to Section 9.2(d) (Special Indemnification) and 9.5 (Taxes), (iv) all matters for which HCA is financially responsible in accordance with this Agreement, including pursuant to Section 6.7 hereof, (v) all intercompany account balances that are to be paid, cancelled or eliminated in accordance with Section 5.11 hereof, (vi) the Retention Bonuses. In addition, for purposes of calculating Net Working Capital, the amounts, if any, that are not reflected on the Business’ balance sheet as of the applicable date with respect to the following matters shall be included in the calculation of the Net Working Capital to the extent that under GAAP they should be classified as a current asset or current liability of the Acquired Entities: (i) the Contributed Assets; (ii) the Assumed Liabilities; and (iii) the Assumed Contracts. For purposes of calculating the Net Working Capital as of the Effective Time, the balance sheet will be the Closing Date Balance Sheet as agreed upon by the parties or otherwise determined as final in accordance with the provisions of Section 2.3.
     “Open Schedules” has the meaning set forth in Section 12.22.
     “Optional Termination Date” means December 31, 2005.
     “Ownership Interests” means capital stock, membership interests, partnership interests and any other similar equity interest or security.
     “Partial Closing” has the meaning set forth in Section 2.6(a).
     “Pension Plan” has the meaning set forth in Section 3.13(b).

     “Permits” means all licenses, permits, franchises, rights, registrations, approvals, authorizations, consents, waivers, exemptions, releases, certificates of need, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority.
     “Permitted Encumbrance” mean (a) any Encumbrance approved in writing by Purchaser; (b) any Encumbrance for Taxes or other governmental charges or assessments which are not delinquent or which are being contested in good faith through appropriate proceedings; (c) any Encumbrance of any landlord, carrier, warehouseman, mechanic or materialman and any like Encumbrance arising in the ordinary course of business for sums that are not delinquent or which are being contested in good faith through appropriate proceedings; (d) any Encumbrance of the lender, lessor or other financing source (i) securing indebtedness for borrowed money, or (ii) on assets leased under a capitalized lease obligation, to the extent (in either case) that such indebtedness for borrowed money or capital lease is included in the calculation of the Indebtedness Adjustment Amount, (e) easements and rights of way that do not materially interfere with or materially impair the current use and operation of the Real Property; (f) Laws regulating the use or enjoyment of the applicable property, (g) all Leases, (h) liens securing obligations which are Assumed Liabilities or included in the Indebtedness Adjustment Amount, (i) matters set forth in the Title Work or shown on the Surveys not objected to by Purchaser as provided in Section 7.11; (j) any matters included in any Contract delivered to or otherwise made available to Purchaser prior to the execution and delivery of this Agreement; (k) any consents from or notices to landlord/lessors or sublandlords/ sublessors under any of the Leases to which HCA or any of its Affiliates is a party as lessee/tenant or sublessee/tenant, which consents are required to accomplish the transactions contemplated by this Agreement; (l) any other Encumbrances which do not materially interfere with the use or operation of the Business in a manner consistent with the current use thereof or adversely and materially affect the value or title of the Real Property; and (m) with respect to leased Real Property, Encumbrances which encumber the fee interest in such property.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau or other entity or authority.
     “PIP” means periodic interim payment.
     “Pre-Closing Period” has the meaning set forth in Section 6.7(b)(i).
     “Preliminary Payment Amount” has the meaning set forth in Section 2.3(b).
     “Proceeding” has the meaning set forth in Section 6.7(e).
     “Purchase Price” has the meaning set forth in Section 2.3(a).
     “Purchase Price Adjustments” has the meaning set forth in Section 2.3(a).
     “Purchased Assets” has the meaning set forth in Section 6.8(c).
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Affiliated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Purchaser is a member.
     “Purchaser Indemnitee” has the meaning set forth in Section 9.2.

     “Purchaser Tax Act” has the meaning set forth in Section 9.5(a).
     “Purchaser’s Environmental Inspections” has the meaning set forth in Section 7.16.
     “Purchaser’s Environmental Notice” has the meaning set forth in Section 7.16.
     “Real Property” means all real property together with all buildings and improvements thereon and all appurtenances and rights pertaining thereto, held by HCA or its Affiliates that is used or held for use in the operation of the Business other than the Excluded Assets.
     “Reference Balance Sheet” means the unaudited combined balance sheet of the Business as of the Balance Sheet Date.
     “Reorganization” means the conversions, assignments, transfers and assumptions of Excluded Assets, Excluded Liabilities, Excluded Contracts, Assumed Contracts, Assumed Liabilities and Contributed Assets as contemplated by the Reorganization Agreements.
     “Reorganization Agreements” means the plan of reorganization attached hereto as Exhibit N and the agreements executed and delivered to give effect to the reorganization activities described therein.
     “Reorganization Parties” has the meaning set forth in Section 3.4(b).
     “Restricted Activity” has the meaning set forth in Section 6.11(a).
     “Retention Bonuses” has the meaning set forth in Section 6.5(a).
     “Returns” means all reports, estimates, declarations, schedules, disclosures, information statements, claims for refunds and returns relating to, or required to be filed in connection with, any Taxes, including any amendments thereto.
     “Section 338 Election” has the meaning set forth in Section 6.8(a).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Selected Accounting Firm” means an accounting firm of recognized national standing acceptable to Purchaser and HCA.
     “Seller” has the meaning set forth in the Recitals.
     “Seller Group” has the meaning set forth in the Recitals.
     “Seller Indemnitee” has the meaning set forth in Section 9.3.
     “Seller’s Election Notice” has the meaning set forth in Section 7.16.
     “Seller’s Environmental Information” has the meaning set forth in Section 7.16.
     “Seller’s Review Period” has the meaning set forth in Section 6.8(c).
     “Services Agreements” means the service agreements pursuant to which certain HCA Affiliates will provide services and support to the Acquired Entities after the Closing, including billing and collection services and materials management services in compliance with the terms set forth on Exhibit M.
     “Shares” means the outstanding shares of stock of any Acquired Entity that is a corporation.
     “State Taxes” means all state and local income or profits taxes, state and local taxes measured by income, profits or earned surplus, state and local excise taxes, state and local payroll and employee withholding taxes, state and local unemployment taxes and social security taxes, state and local sales and use taxes, state and local ad valorem taxes, state and local franchise taxes, state and local gross receipt taxes, state and local business license taxes, state and local occupation taxes and transfer taxes, escheat and other state and local governmental charges, and other obligations of the same or a similar nature to any of the foregoing including any interest, penalties or other additions to such tax that may become payable in respect thereof, imposed by any state and local Governmental Authority.
     “Straddle Period” has the meaning set forth in Section 6.7(b)(ii).
     “Surveys” means those surveys (a) for the portions of the Real Property listed on Exhibit O attached hereto that have been delivered to Purchaser or (b) for the remaining portions of the Real Property that will be delivered to Purchaser in accordance with Section 7.11(b).
     “Survival Period” has the meaning set forth in Section 9.1.
     “Tax” or “Taxes” means a combination of all Income Taxes, all State Taxes, plus federal payroll and employee withholding taxes, federal unemployment taxes and social security taxes, federal franchise taxes, federal gross receipt taxes, federal business license taxes, federal transfer taxes, and other federal governmental charges, and other obligations of the same or a similar nature to any of the foregoing including any interest, penalties or other additions to such tax that may become payable in respect thereof, imposed by any Governmental Authority.
     “Tax Allocation” has the meaning set forth in Section 6.8(c).
     “Tax Filing” has the meaning set forth in Section 5.14.
     “Tax Statement” has the meaning set forth in Section 6.7(b)(ii).
     “Territory” means the area within 15 miles of any of the Hospitals.
     “Title Company” has the meaning set forth in Section 7.11(d).
     “Title Evidence” has the meaning set forth in Section 7.11(c).
     “Title Policy” has the meaning set forth in Section 7.11(d)
     “Title Work” means those commitments to issue policies of owner’s or leasehold title insurance (a) for the portions of the Real Property listed on Exhibit O attached hereto that have been delivered to Purchaser or (b) for the remaining portions of the Real Property which will be delivered to Purchaser in accordance with Section 7.11, together (in each case) with copies of the exception documents listed thereon.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq.

     1.2 Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the phrase “in the ordinary course of business” and phrases of similar import shall be deemed to be followed by the words “consistent with past practice.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any reference to this Agreement includes the Agreement as well as any exhibits or schedules hereto. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
ARTICLE II
PURCHASE AND SALE; CLOSING
     2.1 Sale of the Acquired Company Ownership Interests. On and subject to the terms and conditions set forth in this Agreement, at the Closing, HCA shall sell, assign, transfer and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase from HCA, the Acquired Company Ownership Interests. At the Closing, title to the Acquired Company Ownership Interests shall pass to Purchaser, as record and beneficial owner. Purchaser shall then be entitled to all rights, including, without limitation, voting rights, as the sole owner of the Acquired Company Ownership Interests.
     2.2 Reorganization. Prior to the Closing, HCA shall, and shall cause the Acquired Entities, to transfer and/or assign the Excluded Assets, Excluded Liabilities and Excluded Contracts, in accordance with a plan of liquidation, and to accept and/or assume the Contributed Assets, Assumed Liabilities and Assumed Contracts, all in accordance with and in the manner described in the Reorganization Agreements.
     2.3 Purchase Price.
          (a) The consideration to be paid by Purchaser for the Acquired Company Ownership Interests (the “Purchase Price”) shall be an amount equal to the Base Purchase Price plus the Net Working Capital, plus the Capital Expenditure Adjustment Amount, minus the Indebtedness Adjustment Amount (collectively, the “Purchase Price Adjustments”). The Purchase Price shall be allocated in accordance with Code Section 1060 and Section 6.8 of this Agreement, as applicable.
          (b) For purposes of determining the amount of cash to be delivered at the Closing in accordance with Section 2.6(b), a preliminary determination of the Purchase Price (the “Preliminary Payment Amount”) shall be made prior to the Closing Date using the then most recent available month-end balance sheet of the Business. HCA shall prepare such preliminary determination and shall deliver to Purchaser a copy of such balance sheet and a schedule showing the calculation of the Preliminary Payment Amount not less than two Business Days prior to the Closing Date.
          (c) Within 60 days after the Closing, HCA shall deliver to Purchaser the Closing Date Balance Sheet together with a schedule setting forth HCA’s determination of the Purchase Price and each of the Purchase Price Adjustments based upon the Closing Date Balance Sheet (collectively, the “Closing Statement”). After the Closing, Purchaser shall (i) permit representatives of HCA, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Acquired Entities which are in the possession of Purchaser or its Affiliates (including the Acquired Entities) for purposes of preparing the Closing Statement, and (ii) cause the employees of Purchaser and its Affiliates (including the Acquired Entities) to cooperate with and assist HCA in the preparation of the Closing Statement. The Closing Statement shall be prepared in accordance with GAAP as consistently applied in the Reference Balance Sheet.
          (d) Purchaser may object to any of the information or computations contained in the Closing Statement which could affect the Purchase Price. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to HCA within 30 days following delivery of the Closing Statement to Purchaser. To the extent that Purchaser does not so object within such 30-day period, the Closing Statement, as delivered to Purchaser, shall be considered final and binding upon the parties. In the event that Purchaser and HCA are unable to resolve a dispute or disagreement set forth in a written objection pursuant to this Section 2.3(d) within 30 days of HCA’s receipt of such objection, either party may elect, by written notice to the other party, to have all such unresolved disputes or disagreements resolved by the Selected Accounting Firm. The Selected Accounting Firm shall determine the Purchase Price Adjustments and calculate the Purchase Price in accordance with this Agreement, which determination of the Selected Accounting Firm shall be final and binding upon the parties. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Closing Statement and the description of the unresolved objections to it and, in any case, as soon as practicable after such submission. The parties will cooperate fully with the Selected Accounting Firm, and shall cause the Acquired Entities to cooperate fully with the Selected Accounting Firm, in connection with its resolution of objections and, based upon (i) such resolution, (ii) the parties’ resolution of any other objections, and (iii) the Closing Statement, its determination of the Purchase Price Adjustments and calculation of the Purchase Price. The costs and expenses for the services of the Selected Accounting Firm shall be borne equally by Purchaser and HCA.
          (e) Within ten days after the Purchase Price shall have been agreed upon or otherwise determined pursuant to Section 2.3(d), HCA or Purchaser, as appropriate, shall pay the other party cash (by wire transfer of immediately available funds) in the amount of the difference between the Purchase Price and the Preliminary Payment Amount, together with interest thereon for a period from (and including) the Closing Date to (but excluding) the date of payment, at the prime rate as quoted in the Money Rates section of The Wall Street Journal from time to time.
     2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2700, Nashville, Tennessee, or such other place as shall be mutually agreed upon by the parties hereto, at 10:00 a.m., Central Time, on the earliest practicable day that is a month-end (or, in the event that such month-end falls on a day that is not a Business Day, the Business Day preceding such month-end) following the satisfaction (or due waiver) of the conditions set forth in Articles VII and VIII, or such other date as may be mutually agreed upon by the parties hereto but in no event later than the last day of the calendar month in which such satisfaction or waiver occurs. The date on which the Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m., Central Time, on the Closing Date (or if the Closing takes place on a Business Day preceding the relevant month-end, at 11:59 p.m. on such month-end) or at such other time as shall be mutually agreed upon in writing by the parties hereto. The time at which the transactions contemplated hereby are deemed to become effective is referred to herein as the “Effective Time”.

     2.5 Closing Deliveries. At the Closing, the following events will occur:
          (a) Ownership Interests. HCA will deliver to Purchaser certificates representing the Acquired Company Ownership Interests and the Acquired Subsidiary Ownership Interests, such certificates representing the Acquired Company Ownership Interests to be duly endorsed or accompanied by duly executed blank stock powers or other appropriate instruments of conveyance.
          (b) Payment for Acquired Company Ownership Interests. At the Closing, Purchaser shall deliver the Preliminary Payment Amount in immediately available funds by electronic wire transfer to an account designated by HCA.
          (c) Legal Opinions.
               (i) HCA shall cause an original opinion of Waller Lansden Dortch & Davis, PLLC, counsel for HCA, to be delivered to Purchaser as contemplated by Section 7.5; and
               (ii) Purchaser shall cause an original opinion of Harwell Howard Hyne Gabbert & Manner, P.C., counsel for Purchaser, to be delivered to HCA as contemplated by Section 8.5.
          (d) Closing Certificates and Documents.
               (i) HCA shall deliver the other certificates and documents required to be delivered by HCA pursuant to Article VII; and
               (ii) Purchaser shall deliver the other certificates and documents required to be delivered by Purchaser pursuant to Article VIII.
     2.6 Multiple Closings.
          (a) If the conditions precedent in Article VII are met for all Facilities other than for certain Acquired Entities which are not a Hospital (the “Associated Business”) whose operations are immaterial to the operation of the associated Hospital, the Closing will proceed with respect to all Acquired Entities other than the Associated Business in accordance with this Agreement (any such Closing, a “Partial Closing”). From and after the Partial Closing, HCA and Purchaser shall use commercially reasonable efforts to complete the acquisition of the Associated Business. From and after the Partial Closing HCA shall cooperate in any reasonable arrangement to provide Purchaser the benefit under any and all rights of the Associated Business including but not limited to economic benefits and control of management decisions until the earlier of the date described in clause (ii) below, and such time as the Associated Business is acquired by Purchaser as described in the remainder of this Section 2.6(a). If, after such Partial Closing and prior to the later of (i) termination of this Agreement and (ii) the date that is 180 days after the Effective Time of such Partial Closing, the conditions precedent in Article VII are subsequently satisfied with respect to any such excluded Acquired Entities, Purchaser shall be obligated to consummate the purchase of and HCA shall be obligated to consummate the sale of all such excluded Acquired Entities for which the conditions in Article VII have been satisfied at a Closing in accordance with and subject to Article II. Such Closing will be held within ten business days after satisfaction of the conditions set forth in Articles VII and VIII with respect to such Acquired Entities, or such other date as may be mutually agreed upon by the parties hereto. Such Closing will take place without regard to whether the conditions in Article VII have been satisfied for all such excluded Acquired Entities.

          (b) In the event that (i) the parties conclude in good faith that HCA was not able to deliver the economic benefits of the Associated Business between the Partial Closing and acquisition of the Associated Business by Purchaser or (ii) the Associated Business is not acquired by Purchaser, HCA and Purchaser will negotiate in good faith to determine an appropriate adjustment to the Base Purchase Price as a result of such failure to deliver economic benefit or exclusion of an Acquired Entity.
               (i) If the parties are unable to agree upon such a price reduction, (1) the Base Purchase Price will not be reduced as of the Closing Date, (2) the Partial Closing will not be delayed as a result of the parties’ inability to agree upon such adjustment, (3) the Base Purchase Price will be adjusted after the Closing in accordance with dispute resolution procedures agreed upon by the parties, and (4) HCA will be required to pay Purchaser interest on such price adjustment from the date of the Partial Closing to the date of payment of such price adjustment at the rate of interest set forth in Section 2.3(e). Either HCA or Purchaser may initiate such proceedings to determine the adjustment to the Base Purchase Price at any time following the Partial Closing.
               (ii) If the parties have not determined the amount of the price adjustment with respect to an excluded Acquired Entity as of the date of a subsequent Closing at which Purchaser acquires such Acquired Entity, the parties will negotiate in good faith to determine the amount of interest to which Purchaser is entitled for having delivered the Base Purchase Price for such Acquired Entity at an earlier Closing. Such amount will be equal to interest at the rate set forth in Section 2.3(e) on the portion of the Base Purchase Price attributable to such Acquired Entity from the date of the Partial Closing until the date of the subsequent Closing. If the parties are unable to agree upon such amount, (1) the Closing for the Acquired Entity will not be delayed as a result of the parties’ inability to agree upon such amount, and (2) the amount of such interest payment will be determined after the Closing in accordance with dispute resolution procedures agreed upon by the parties. Either HCA or Purchaser may initiate such proceedings to determine the adjustment to the Base Purchase Price at any time following the Partial Closing.
               (iii) If the parties have determined the adjustment to the Base Purchase Price applicable to an excluded Acquired Entity (and, if such adjustment shall have been determined after the Partial Closing, HCA shall have paid Purchaser the amount due under clause (A), above, in respect of such excluded Acquired Entity), at any subsequent Closing of the sale of such Acquired Entity to Purchaser, the Base Purchase Price for such Acquired Entity will be the previously determined adjustment amount.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HCA
     HCA represents and warrants to Purchaser (subject to the limitations and exemptions disclosed in the correspondingly numbered Schedules to this Agreement) which shall be true and correct as of the date hereof and as of the Closing as if then restated (except to the extent such representations and warranties specifically speak only as of one of those dates or specifically speak as of another date, in which case as of such date), as follows:
     3.1 Organization of HCA and Seller Group.
          (a) HCA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

          (b) Each party that is a member of Seller Group is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of the state indicated as the state of organization in Exhibit A-1.
     3.2 Organization and Capitalization of the Acquired Companies.
          (a) Each Acquired Company (i) as of the Effective Time, will be a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization, as identified on Exhibit A-1, (ii) as of the Effective Time, will have the corporate, partnership or limited liability company power and authority to own or lease and to operate its assets and to conduct its business as currently conducted (or as conducted as of the Effective Time), and (iii) as of the Effective Time, will be duly qualified to transact business as a foreign corporation, limited partnership or limited liability company in the jurisdictions specified in Exhibit A-1 and is not (and, as of the Effective Time, will not be) required to be so qualified by any Laws in any other jurisdiction in which it has material operations or assets.
          (b) Exhibit A-1 sets forth the authorized capital stock, partnership interests or membership interests as of the Effective Time of each Acquired Company and indicates the number or amount (as appropriate) of, issued and/or outstanding shares (or other applicable ownership interest) of such Acquired Company as of the Effective Time (such issued and/or outstanding shares or other ownership interests for all of the Acquired Companies, the “Acquired Company Ownership Interests”), together with the par value for each where applicable. The Acquired Company Ownership Interests have been (or, as of the Effective Time, will have been) duly authorized and validly issued and as of the Effective Time, will be fully paid and non-assessable. Except for the Acquired Company Ownership Interests, as of the Effective Time, there will be no outstanding equity securities of any of the Acquired Companies, including (i) securities which are convertible into or exchangeable for any capital stock, partnership interests or membership interests of an Acquired Company, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of an Acquired Company, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by an Acquired Company governing the issuance of shares of its capital stock, partnership interests or membership interests.
          (c) As of the Effective Time, (i) Seller Group will have good and marketable title to, and will own, all of the Acquired Company Ownership Interests, beneficially and of record; (ii) the Acquired Company Ownership Interests will be free and clear of all Encumbrances; (iii) Seller Group will have full voting power over the Acquired Company Ownership Interests, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Acquired Company Ownership Interests; and (iv) other than this Agreement, there will be no agreement between HCA or any of its Affiliates (including Seller Group) and any other Person with respect to the disposition of the Acquired Company Ownership Interests.
          (d) As of the Effective Time, (i) no Person will have any preemptive right to purchase any equity security in any of the Acquired Companies, and (ii) other than the Acquired Company Ownership Interests, there will be no outstanding equity securities in any of the Acquired Companies giving the owner or holder thereof the right to vote on any matters on which shareholders, partners or members of the applicable Acquired Company may vote.

     3.3 Organization and Capitalization of the Acquired Subsidiaries.
     (a) Except for the Acquired Subsidiaries and the Excluded Subsidiaries, as of the Effective Time, the Acquired Entities will not directly or indirectly own, of record or beneficially, any equity security of any Person.
     (b) Each Acquired Subsidiary (i) as of the Effective Time, will be a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization, as identified on Exhibit A-2, (ii) as of the Effective Time, will have the corporate, partnership or limited liability company power and authority to own or lease and to operate its assets and to conduct its business as currently conducted (or as conducted as of the Effective Time), and (iii) as of the Effective Time, will be duly qualified to transact business as a foreign corporation, limited partnership or limited liability company in each of the jurisdictions listed in Exhibit A-2 and is not (and, as the Effective Time, will not be) required to be so qualified by any Laws in any other jurisdiction in which it has material operations or assets.
     (c) Exhibit A-2 sets forth the authorized capital stock, partnership interests or membership interests as of the Effective Time of each Acquired Subsidiary and indicates the number or amount (as appropriate) of issued and outstanding shares (or other applicable ownership interest) of such Acquired Subsidiary as of the Effective Time (such issued and/or outstanding shares or other ownership interests for all of the Acquired Subsidiaries, the “Acquired Subsidiary Ownership Interests”), together with the par value for each where applicable. The Acquired Subsidiary Ownership Interests have been (or, as of the Effective Time, will have been) duly authorized and validly issued and as of the Effective Time, will be fully paid and non-assessable. Except for the Acquired Subsidiary Ownership Interests, as of the Effective Time, there will be no outstanding equity securities of any of the Acquired Subsidiaries, including (i) securities which are convertible into or exchangeable for any capital stock, partnership interests or membership interests of an Acquired Subsidiary, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of an Acquired Subsidiary, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by an Acquired Subsidiary governing the issuance of shares of its capital stock, partnership interests or membership interests.
     (d) As of the Effective Time, (i) the Acquired Entities will have good and marketable title to, and will own, directly or indirectly, all of the Acquired Subsidiary Ownership Interests, beneficially and of record; (ii) the Acquired Subsidiary Ownership Interests will be free and clear of all Encumbrances, (iii) the Acquired Entities will have full voting power over the Acquired Subsidiary Ownership Interests, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Acquired Subsidiary Ownership Interests, and (iv) other than this Agreement, there will be no agreement between HCA or any of its subsidiaries and any other Person with respect to the disposition of the Acquired Subsidiary Ownership Interests or otherwise relating to the Acquired Subsidiary Ownership Interests.
     (e) As of the Effective Time, (i) no Person will have any preemptive right to purchase any equity security in any of the Acquired Subsidiaries, and (ii) other than the Acquired Subsidiary Ownership Interests, there will be no outstanding equity securities in any of the Acquired Subsidiaries giving the owner or holder thereof the right to vote on any matters on which shareholders, partners or members of the applicable Acquired Subsidiary may vote.

     3.4 Authorization.
          (a) The execution, delivery and performance by HCA of this Agreement and by HCA of the other agreements to be entered into by it pursuant to the terms of this Agreement, and the consummation by HCA of the transactions contemplated hereby and thereby are within HCA’s corporate powers, are not in contravention of the terms of HCA’s Constituent Documents, and have been duly authorized and approved by the board of directors of HCA. No other corporate proceedings on the part of HCA are necessary to authorize the execution, delivery and performance of this Agreement or the other agreements to be entered into by HCA pursuant to the terms of this Agreement.
          (b) The execution, delivery and performance of the Reorganization Agreements and the other agreements to be entered into pursuant to the terms of this Agreement or the Reorganization Agreements by the Affiliates of HCA that are parties to such Reorganization Agreements and other agreements (collectively, the “Reorganization Parties”), and the consummation by the Reorganization Parties of the transactions contemplated thereby, are within the Reorganization Parties’ respective corporate, partnership or limited liability company powers, are not in contravention of the terms of the Reorganization Parties’ respective Constituent Documents, and have been duly authorized and approved by the boards of directors, boards of governors, and other similar governing bodies of the Reorganization Parties. In light of the fact that some of the Reorganization Parties, and possibly other Affiliates of HCA, held a direct ownership interest in assets of the Business prior to consummation of the Reorganization, representations to the effect that “the Acquired Entities have not received ...” and “the Acquired Entity has ...” and “Acquired Entities have ...” (and similar phrases) shall be deemed to include such Reorganization Parties and other Affiliates of HCA who have owned an interest in the Business prior to Closing. No other corporate, partnership or limited liability company proceedings on the part of any Reorganization Party are necessary to authorize the execution, delivery and performance by the Reorganization Parties of the Reorganization Agreements or any other agreements to be entered into by any Reorganization Party pursuant to the terms of the Reorganization Agreements or this Agreement.
          (c) This Agreement has been duly and validly executed and delivered by HCA. As of the Closing, the other agreements and Closing documents to be entered into by HCA pursuant to the terms of this Agreement will have been duly and validly executed and delivered by HCA. This Agreement constitutes (and upon their execution and delivery by HCA, the other agreements and Closing documents to be entered into pursuant to the terms of this Agreement by HCA will constitute) the legal, valid and binding obligations of HCA, enforceable against HCA in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser), subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.
          (d) As of the Closing, the Reorganization Agreements and the other agreements and Closing documents to be entered into pursuant to the terms of this Agreement or the Reorganization Agreements by the Reorganization Parties will have been duly and validly executed and delivered by the Reorganization Parties. Upon their execution and delivery, the Reorganization Agreements and such other agreements and Closing documents will constitute the legal, valid and binding obligations of the Reorganization Parties that are parties thereto, enforceable against such Reorganization Parties in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser and any other Person unaffiliated with HCA that is a party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing. The Reorganization shall be completed in such a manner as to cause no obligation to pay any tax, reimbursement, severance payment, liability or obligation of any nature to the Acquired Entities except for (i) the assumption of the Assumed Liabilities and Assumed Contracts for which accruals or reserves will be appropriately included in the Closing Date Balance Sheet, and (ii) those that (A) have been paid prior to Closing, (B) will be paid by HCA after the Closing, or (C) are appropriately accrued or reserved against in the Closing Date Balance Sheet. All costs and expenses associated with the Reorganization shall (X) have been paid prior to Closing, (Y) be paid by HCA or (Z) be appropriately accrued in the Closing Date Balance Sheet. The Reorganization does not cause a material default (whether with notice or lapse of time or both as a result of events that occurred on or prior to Closing) under any material Contract or material Permit. After giving effect to the Reorganization (as though the Reorganization had been completed as of the date of execution of this Agreement), each Acquired Entity has, or within the two years preceding the date of execution of this Agreement has had, ongoing active operations related to the Business.
     3.5 No Conflicting Agreements; Consents. Neither the Reorganization nor the execution and delivery of this Agreement or any of the other agreements to be entered into by HCA, any Seller or any Acquired Entity pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:
          (a) violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default under, or entitle any party to terminate or accelerate (whether with notice or lapse of time or both as a result of events that occurred on or prior to Closing), (i) the respective Constituent Documents of HCA, Seller Group, or any of the Acquired Entities, (ii) any Contract, except such violations, conflicts, breaches, defaults, terminations or accelerations which would not reasonably be expected to have a Hospital Group Material Adverse Effect; provided, however, that no representation or warranty is given with respect to any change of control or assignment provision in any Contract (other than employment agreements and Company Plans); (iii) any Court Order to which HCA, Seller Group or any of the Acquired Entities is a party or by which HCA, any Seller or any of the Acquired Entities is bound, or (iv) any requirements of Law affecting HCA, any Seller or any of the Acquired Entities, except such violations, conflicts, breaches or defaults of such requirements of Laws which would not reasonably be expected to have a Hospital Group Material Adverse Effect or materially impair the ability of HCA to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser; provided, however, that no representation or warranty under this Section 3.5 is given with respect to any state or federal antitrust law;
          (b) result in the creation or imposition of any Encumbrance upon any of the assets of any Acquired Entity (except for Permitted Encumbrances); or
          (c) require a permit, approval, consent or authorization from, or the making by HCA, Seller Group or any of the Acquired Entities of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not reasonably be expected to have a Hospital Group Material Adverse Effect or materially impair the ability of HCA to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by HCA or prevent the consummation of the transactions contemplated hereby or thereby; provided, however, that no representation or warranty is given under this Section 3.5 with respect to any state or federal antitrust law.
     3.6 Financial Statements. Schedule 3.6 contains copies of the following: (i) the unaudited combined balance sheet of the Business as of December 31, 2003; (ii) the unaudited combined balance sheet of the Business as of December 31, 2004; (iii) the unaudited combined balance sheet of the Business as of the Balance Sheet Date; (iv) the unaudited combined income statement of the Business for the 12 month period ended on December 31, 2003; (v) the unaudited combined income statement of the Business for the 12 month period ended on December 31, 2004; (vi) the unaudited combined income statement of the Business for the three month period ended on the Balance Sheet Date; and (vii) each of the foregoing presented as a consolidated statement for each Hospital Group (collectively, the “Historical Financial Statements”). The Historical Financial Statements have been prepared from and in accordance with the books and records of the Business, fairly present in all material respects the financial position and results of operations of the Business as of the dates and for the periods indicated, and, have been prepared in accordance with generally accepted accounting principles, as consistently applied by HCA, subject to the exceptions set forth in Schedule 3.6 (“GAAP”).
     3.7 Absence of Undisclosed Liabilities; No Missing Assets.
          (a) To HCA’s Knowledge, no Acquired Entity or Hospital Group has any material contingent liabilities of any nature except for liabilities reflected or reserved against in the Historical Financial Statements (including the notes thereto) and liabilities incurred in the ordinary course of the Business since the Balance Sheet Date.
          (b) The Facilities include all Hospitals and all ancillary businesses that are located in the Territory or the operation and assets of which are reflected in the Historical Financial Information, including all ambulatory surgery centers, imaging and diagnostic centers, psychiatric care hospitals, clinical laboratories, clinics, home health agencies, durable medical equipment suppliers and all other related healthcare businesses. As a result of the Reorganization and the consummation of the transactions contemplated hereby, except for the Excluded Assets, (i) the Acquired Entities shall hold all right, title and interest then held by HCA or any of its Affiliates, whether ownership, by virtue of contractual rights or otherwise, in all assets, tangible and intangible, real and personal, used by HCA or its Affiliates in connection with operating the Business (including the following (but nothing herein shall be deemed to include the Excluded Assets): the Real Property, the personal property described in Section 3.12(a), the Books and Records, the Contracts, the Acquired Company Ownership Interests, the Acquired Subsidiary Ownership Interests, the Permits and the Intellectual Property). The assets and contractual rights described in this Section 3.7(b) which will be held by the Acquired Entities at the Effective Time are sufficient for the continued conduct of the Business after Closing in substantially the same manner as conducted prior to the Closing other than assets related to (i) the business functions provided by HCA through the Services Agreements and the Computer and Data Processing Agreement, (ii) other services normally provided by the HCA corporate, division and regional offices (including group purchasing and other corporate or centrally provided services), (iii) the Excluded Contracts, and (iv) the items that are identified in Schedule 3.7(b).
     3.8 Absence of Changes.
          (a) Between the Balance Sheet Date and the Effective Time, there has not been any occurrence in which HCA or any of its Affiliates, in connection with the Business, has suffered any material damage, destruction or loss with respect to the assets of any Hospital Group.
          (b) Between the Balance Sheet Date and the date of execution of this Agreement, there has not been any transaction or occurrence in which HCA or any of its Affiliates, in connection with the Business, has:
               (i) suffered a Hospital Group Material Adverse Effect;
               (ii) determined as collectible any material account receivable or any portion thereof which was previously considered uncollectible, or written off as uncollectible any material account receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the ordinary course of business;
               (iii) disposed of or permitted to lapse any material right to the use of any Intellectual Property;
               (iv) sold, transferred or otherwise removed or disposed of any material assets of the Facilities except in the ordinary course of business;
               (v) granted or incurred any obligation for any material increase in the compensation of any employee who is employed at the Facilities (including any increase pursuant to any bonus, insurance pension, profit-sharing, retirement, or other plan or commitment) except (A) in the ordinary course of business, and (B) the Retention Bonuses;
               (vi) made any material change in any method of accounting or accounting principle, practice, or policy;
               (vii) made or entered into a commitment to make any material capital expenditure at any of the Facilities or otherwise on behalf of any Acquired Entity;
               (viii) terminated or amended any material Contract, Lease or other agreement to which any Acquired Entity is a party, other than in the ordinary course of business or in connection with the Reorganization;
               (ix) mortgaged, pledged or imposed any lien or encumbrance on the assets of an Acquired Entity in excess of $50,000 in the aggregate, other than in the ordinary course of business or as will be included in the calculation of the Indebtedness Adjustment Amount;
               (x) initiated or settled any litigation, action or proceeding before any court or Governmental Authority, other than in the ordinary course of business;
               (xi) taken any other action neither in the ordinary course of business nor provided for in this Agreement; or
               (xii) agreed, so as to legally bind Purchaser or the Acquired Entities, whether in writing or otherwise, to take any of the actions set forth in this Section 3.8 and not otherwise permitted by this Agreement.
     3.9 Contracts.
          (a) Copies of all material Contracts have been made available to Purchaser. Contracts which are material shall include, but not be limited to any contract: to which a party thereto is a referral source (including physicians) to any Facility; which involves an expenditure of greater than $50,000 per contract per year; which is not cancelable upon less than 120 days notice during the remaining term and upon cancellation without penalty, payment or obligation; which an Acquired Entity is bound by a covenant not to compete; which is an employment agreement; and which is a joint venture or partnership agreement. Schedule 3.9(a) hereto sets forth a complete and accurate list of all material Contracts.
          (b) Each material Contract is valid, binding and enforceable in all material respects against HCA or the applicable Acquired Entity and, to HCA’s Knowledge, against third parties, and the applicable Acquired Entity has duly performed in all material respects its obligations under each material Contract to which it is a party (to the extent that such obligations to perform have accrued), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.
          (c) Neither HCA nor its Affiliates are in material default (nor would they be in material default with notice or lapse of time or both as a result of events that have occurred) under any material Contract.
          (d) No purchase commitment by any Acquired Entity is in excess of its respective ordinary business requirements.
          (e) Except for Permitted Encumbrances, no Encumbrance exists on any interest created under any of the Contracts.
     3.10 Accounts Receivable. The accounts receivable included in the Closing Date Balance Sheet, to the extent uncollected as of the Effective Time, are valid and existing and represent monies due for goods sold and delivered and services performed in the ordinary course of business; provided that HCA makes no representation or warranty with respect to the collectibility of the accounts receivable.
     3.11 Real Property.
          (a) As of the Closing Date, the Real Property shall be accurately described in Schedule 3.11(a) and include all real estate used or held for use in connection with the Business.
          (b) As of the Effective Time, all title, leasehold interests and other rights held by HCA or its Affiliates with respect to Real Property will be held by the Acquired Entities.
          (c) Neither HCA nor any of its Affiliates has allowed the creation of, suffered, assumed, or agreed to any Encumbrance (other than Permitted Encumbrances) on the Real Property.
          (d) None of the Real Property, or the buildings or improvements situated thereon, is in material violation of any zoning or land use ordinances and regulations applicable thereto or to the ownership or operation thereof. To the Knowledge of HCA, the consummation of the transactions contemplated herein will not result in the termination of any applicable zoning variance, conditional use permit, waiver or exemption relating to the Real Property with respect to any non-conforming use or other zoning, land use or building codes matters except for terminations that will not materially interfere with the use or operation of the Business in a manner consistent with the current use. The buildings and improvements constituting the Facilities on the Real Property are in material compliance with all applicable public health, fire safety or building codes and regulations. Certificates of occupancy and/or use have been duly issued by the applicable Governmental Authority having jurisdiction for all of the Facilities.
          (e) To the Knowledge of HCA the Real Property is subject to no conditions, restrictions, ordinances, or other limitations not shown by the Title Work or the Surveys that would make such property unusable for its current use or the title to such property unmarketable, or which materially restrict or impair the current use of the Real Property.
          (f) To the Knowledge of HCA, no part of the Real Property is subject to any existing, proposed or contemplated plans to modify or realign any street or highway or any existing,

proposed or contemplated condemnation proceeding that would result in the taking of all or any part of the Real Property or that would adversely and materially affect the current use of any of the Facilities or any material part thereof, or materially and adversely interfere with any construction plans of HCA or an Acquired Entity existing as of the Closing Date for which the applicable Facility has received approval from HCA’s Capital Asset Management System. To the Knowledge of HCA, there are no existing or contemplated public improvements which will result in special assessments against the Real Property.
          (g) All utilities serving the Real Property are installed and operating, and shall at Closing be adequate to operate the Real Property in the manner it is currently operated. Any tap fees, hook-up fees or other associated charges accrued to date have been fully paid with respect to all potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Facilities except as reflected in the Historical Financial Statements.
          (h) There are no outstanding options to purchase, rights of first offer, rights of first refusal or any similar rights to purchase any parcel of the Real Property owned by the Acquired Entities, or any portion thereof or interest therein not shown by the Title Work or the Leases; and
          (i) To the Knowledge of HCA, (i) the lessors named in the respective leases of the leased Real Property (under which an Acquired Entity is the lessee) are the fee owners of the Real Property leased thereunder except as otherwise provided in the Leases; (ii) except as set forth in each Lease or the Title Work, none of the Leases under which an Acquired Entity is the lessor is subject to any option to renew, options to purchase, rights of first refusal, rights of first offer or any similar rights; and
          (iii) as to any of the Leases under which an Acquired Entity is the lessor, no tenant is entitled to any rebate, concession or free rent, other than as set forth in the Lease or Contract with such tenant; no commitments have been made to any tenant for material repairs or improvements other than for normal repairs and maintenance in the future except as otherwise provided in the Lease or Contract; the Acquired Entity’s obligations as lessor for any such commitments for material repairs or improvements in the future that have accrued as of the Effective Time will have been fully performed; and no rents due under any leases with tenants have been assigned or hypothecated to, or encumbered by, the lessor.
     3.12 Personal Property.
          (a) As of the Effective Time, the Acquired Entities will be in possession of and will have good title to, or have valid leasehold interests in or valid rights under contract to use, free and clear of any Encumbrance other than a Permitted Encumbrance, all of the personal property used by HCA or any of its Affiliates in the conduct of the Business, including all Books and Records and all personal property reflected on the Historical Financial Statements and all of the personal property purchased or otherwise acquired for use in the Business since the Balance Sheet Date, other than (i) personal property disposed (and replaced if such replacement would have been done in the ordinary course of business) since the Balance Sheet Date in the ordinary course of business, and (ii) the Excluded Assets and Excluded Contracts.
          (b) As of the Effective Time, there will be no outstanding rights (including purchase options, rights of first refusal, rights of first offers, agreements or other commitments made by HCA or any of its Affiliates that give any Person a current or future right to require the Acquired Entities to sell or transfer to a third party any material interests in the personal property owned by them.

     3.13 Employees; Labor Matters; Company Plans; ERISA.
          (a) (i) The Acquired Entities are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there is no unfair labor practice or labor arbitration proceeding pending, or to HCA’s Knowledge, threatened against HCA or any of its Affiliates relating to the Business; (iii) to HCA’s Knowledge, there are no organization efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Business; and (iv) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to HCA’s Knowledge, threatened against or affecting the Business, and the Business has not experienced any strike, material slowdown or material work stoppage or lockout since January 1, 2003.
          (b) Schedule 3.13(b) contains a list of each Company Plan. There is no Multiemployer Plan under which any employee of the Business has any present or future right to benefits or under which any Acquired Entity has any present or future liability. For each Company Plan that is a “defined benefit plan,” as defined in section 414(j) of the Code (collectively, the “Pension Plans”), the funded status of each Pension Plan is disclosed on Schedule 3.13(b) in a manner consistent with the Statement of Financial Accounting Standards No. 87 (“FAS 87”) prepared by the Financial Accounting Standards Board. With respect to the Pension Plans and the HCA Retirement Plan, for purposes of section 412 of the Code, the annual minimum funding requirements have been timely satisfied, there are no accumulated funding deficiencies and no funding waiver has been applied for. There is no Pension Plan under which any employee of the Business or any Acquired Entity has any present or future right to benefits. No Acquired Entity has any present or future liability with respect to any Pension Plan.
          (c) Any contributions, including salary deferrals, required to be made under the terms of the Company Plans as of the date of this Agreement have been made in a timely fashion.
          (d) Except as provided in Schedule 3.13(d), no Company Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any employees of the Acquired Entities or their beneficiaries for any period of time beyond the earlier of (i) the end of the current plan year or (ii) the termination of employment (except to the extent of coverage required under Title I, Part 6 of ERISA (“COBRA”)). The Company Plans are in material compliance with the continuation coverage provisions of COBRA. As promptly as possible after the execution of this Agreement, HCA shall make available for review and copy by Purchaser of each Company Plan listed on Schedule 3.13(d).
          (e) No material changes in the basis for remuneration of employees of the Facilities have been made, promised or authorized by HCA since the Balance Sheet Date, except in the ordinary course of business. Schedule 3.13(e) lists all written employment contracts and agreements relating to the Facilities that provide for employment for a term or restrictions upon HCA’s right to terminate employment without any post-termination payment obligation. No employment agreement (including, without limitation, any professional services agreement or recruiting agreement listed on Schedule 3.9(a)) creates or modifies any Company Plan or promises to provide benefits that cannot be terminated by HCA, the Acquired Entities, or the Purchaser without the prior consent of the other party thereto and without prior notice.
          (f) Except as described in Schedule 3.13(b), no Company Plan has any unfunded liabilities with respect to any employee of the Business for which the Acquired Entities have any responsibility or liability, other than for salary contributions made pursuant to section 401(k) of the Code that have been withheld from employees’ compensation but may not have been deposited to such Plan as of the date of the Closing.

          (g) To HCA’s Knowledge, any Company Plan subject to the qualification requirements of section 401(a) or 501(a) of the Code are in compliance with such qualification requirements.
     3.14 Government Program Participation/Accreditation.
          (a) Each of the Facilities that has historically received Medicare or Medicaid reimbursement is eligible to receive payment without restriction under Title XVIII of the Social Security Act (“Medicare”) and Title XIX of the Social Security Act including under any experimental, pilot or demonstration project(s) implemented pursuant to Section 1115 of the Social Security Act (“Medicaid”) and is a “provider” with valid and current provider agreements and with one or more provider numbers with the federal Medicare, all applicable state Medicaid and successor programs (the “Government Programs”) through intermediaries, and a complete list of all Part A and Part B provider numbers is included in Schedule 3.14(a). Each of the Facilities that has historically received payments under Tricare or its predecessor programs is a “provider” with valid and current provider agreements and with one or more provider numbers with Tricare and successor programs through intermediaries. A true and correct copy of each of such agreement has been made available to Purchaser by HCA. Each of the Facilities is in compliance with the conditions of participation for the Government Programs in all material respects. There is not pending or, to HCA’s Knowledge, threatened any proceeding or investigation under the Government Programs involving the Business or any of the Acquired Entities. HCA has made available to Purchaser true, correct and complete copies of the Facilities’ most recent Medicare and Medicaid certification survey reports, including any statements of deficiencies and plans of correction.
          (b) The Acquired Entities have filed and caused to be filed all cost reports and all other material reports that are required by Law or contract to have been filed or made with respect to the purchase of services of the Facilities by third party payors, including Government Programs and other insurance carriers. The Acquired Entities are and have been in material compliance with filing requirements with respect to cost reports of the Facilities, and such reports do not claim, and none of the Facilities has received, payment or reimbursement in excess of the amount provided by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the three (3) most recent fiscal years of the Facilities have been made available to Purchaser. Schedule 3.14(b) indicates which of such cost reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled. To HCA’s Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.
          (c) In connection with the Administrative Settlement Agreement, dated June 25, 2003, by and between the United States Department of Health and Human Services (acting through the Centers for Medicare and Medicaid Services) and HCA the Medicare cost reports for all Acquired Entities relating to periods ending on or before July 31, 2001 have been finally settled, and there are no unresolved claims or disputes for an Acquired Entity’s Medicare cost reports for such periods.
          (d) All of HCA’s billing practices with respect to the Facilities to all third party payors, including the Government Programs and private insurance companies, have been and are in compliance in all material respects with all applicable Laws, regulations and polices of such third party payors and Government Programs. The Facilities have not billed or received any payment or reimbursement in excess of amounts allowed by Law.
          (e) Each of the Hospitals and other Facilities listed on Exhibit B and any other Facility for which such accreditation is available is duly accredited with no material contingencies by the JCAHO. HCA has made available to Purchaser copies of the JCAHO accreditation survey report and deficiency list for each of the hospitals listed on Exhibit B, if any, together with such hospital’s most recent statement of deficiencies and plan of correction. Except as set forth on Schedule 3.14(e), no Acquired Entity has received written notice of any threatened, pending or likely revocation, early termination, suspension or limitation of any such accreditation.
          (f) To HCA’s knowledge, (i) no current employee of the Business has been excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) and (ii) none of the Facilities, or the Acquired Entities’ current officers, directors, governing board members, agents or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)), has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.
     3.15 Taxes.
          (a) HCA has duly filed or caused to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Returns which are required to be filed by or on behalf of the Acquired Entities on or before the date of this Agreement and/or the Closing Date. All such Returns are correct and complete in all material respects. All Taxes whether or not shown to be due on such Returns filed prior to the date hereof have been paid in full, and all Taxes of the Acquired Entities whether or not shown to be due on such Returns filed after the date hereof and on or before the Closing Date will be paid in full within the time permitted under the Code or applicable Laws. There are no material Encumbrances on any of the assets of the Acquired Entities with respect to Taxes, other than Permitted Encumbrances. All Taxes (other than Income Taxes) have been properly and fully accrued through the Effective Date.
          (b) With respect to State Tax liabilities of the Acquired Entities, (i) no material deficiencies for State Taxes have been claimed, proposed or assessed in writing by any state and local Governmental Authority for which the Acquired Entities may have any liability, (ii) there are no pending or threatened audits, investigations or claims for or relating to any material liability in respect of State Taxes of which HCA has Knowledge based upon personal contact with any agent of such state and local Governmental Authority, and (iii) there are no matters under discussion by HCA with any state and local Governmental Authorities with respect to State Taxes that may result in a material additional amount of State Taxes for which the Acquired Entities may have any liability.
          (c) None of the Acquired Entities has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that (i) would be considered “excess parachute payments” under Code Section 280G (or any corresponding provision of state or local law), (ii) that will not be deductible under Code Section 280G (or any corresponding provision of state or local law), or (iii) that would not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state or local law). No consent under Code Section 341(f) concerning collapsible corporations has been filed by or on behalf of the Acquired Entities. None of the Acquired Entities have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
          (d) None of the Acquired Entities has any liability for the Taxes of any Person other than the Acquired Entities or other members of the HCA Affiliated Group under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor for any tax periods ending after December 31, 1999.

          (e) No statute of limitations in respect of Taxes (other than Federal Income Taxes) has been waived and no extension of time with respect to a Tax assessment or deficiency (other than Federal Income Taxes) has been agreed to by or on behalf of the Acquired Entities.
     3.16 Inventory. The inventory, supplies, food, pharmaceuticals, janitorial and office supplies and other similar disposables located at the Facilities and reflected on the Closing Date Balance Sheet is of a quality and quantity useable in the Business in the ordinary course of business, except to the extent of reserves reflected in the Net Working Capital as of the Closing Date.
     3.17 Intellectual Property. Each Acquired Entity owns or has the right to use (or as of the Closing will own or have the right to use) all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights and licenses as are necessary to conduct the Business as currently conducted (the “Intellectual Property”). To the Knowledge of HCA, (i) no material infringement exists by any of the Acquired Entities on the intellectual property rights of any other Person that results in any way from the operations of the businesses of the Acquired Entities, and (ii) there is no material infringing use of any of the Intellectual Property owned by any Acquired Entity by any other Person. No Court Orders or proceedings are pending, or to the Knowledge of HCA, threatened, against any of the Acquired Entities that challenge the validity of, or such Acquired Entity’s ownership of or right to use, any of the Intellectual Property.
     3.18 Permits; Compliance With Laws.
          (a) True and complete copies of all material Permits issued or granted by a Governmental Authority and owned or held by or issued to any HCA Affiliate in connection with the current operation of the Business have been provided or made available to Purchaser. Such Permits constitute all material Permits necessary for the conduct of the Business and the operation of the Facilities as currently conducted. As of the Effective Time, each Acquired Entity will be the duly authorized holder of such Permits. Each Facility’s pharmacies, laboratories and all other material ancillary departments located at such Facility or operated for the benefit of such Facility (and which are owned or operated by any HCA Affiliate), which is required to be specially licensed, are licensed by the appropriate Governmental Authority.
          (b) Each Facility is in material compliance with all Permits required by Law. There are no provisions in, or agreements relating to, any such Permits which preclude or limit in any material respect any Acquired Entity from operating any of the Facilities as they are currently operated. There is not now pending or, to the Knowledge of HCA, threatened, any action by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew any of the Permits, and all of the material Permits are and shall be in good standing now and as of the Closing.
          (c) The Acquired Entities are, and since July 31, 2001 have been, in material compliance with all Laws of any Governmental Authority having jurisdiction over the Business or the assets of the Acquired Entities.
          (d) No representation or warranty is made with respect to the Facilities’ compliance with the requirements of the Americans with Disabilities Act.
     3.19 Environmental Conditions.
          (a) Each of the Acquired Entities is in material compliance with all Environmental Laws; all operations or activities upon, or any use, occupancy or operation of the Real Property, or any portion thereof, by HCA or its Affiliates are and have been performed or carried on in material compliance with all Environmental Laws;
          (b) No Acquired Entity has stored, manufactured, used, generated or dumped any Hazardous Substances on, in, under or upon any of the Real Property, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a general acute care hospital in material compliance with applicable Environmental Laws (including the presence of asbestos maintained in compliance with applicable Environmental Laws);
          (c) No Acquired Entity has disposed of, discharged or released any Hazardous Substances on, in, under or upon, or from any of the Real Property, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a general acute care hospital in material compliance with applicable Environmental Laws (including the presence of asbestos maintained in compliance with applicable Environmental Laws);
          (d) No Acquired Entity has received any written communication during the 24 months prior to the date of execution of this Agreement from a Governmental Authority or any other Person that alleges that such Acquired Entity is not in compliance with Environmental Laws or is otherwise subject to liability relating to Environmental Laws. No Acquired Entity has received any written communication from a Governmental Authority or any other Person that alleges that such Acquired Entity is not in material compliance with Environmental Laws or is otherwise subject to material liability relating to Environmental Laws;
          (e) There is no material Environmental Claim pending or, to the Knowledge of HCA, threatened against any Acquired Entity or any of the Real Property, and no material work, repairs, remedy, construction or capital expenditures are required by any Environmental Laws with respect to the Real Property in order for the continued lawful use of the Real Property as it has been and is currently used;
          (f) Each of the Acquired Entities is in material compliance with OSHA requirements respecting friable asbestos, if any, located on the Real Property, or any portion thereof and in this regard, each Acquired Entity has properly implemented an operations and maintenance training program where required for certain of its employees in the proper handling and removal of asbestos;
          (g) (i) No portion of the Real Property has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials other than in material compliance with applicable Environmental Laws; and (ii) to HCA’s Knowledge, no petroleum hydrocarbons have migrated on or below the surface of any of the Real Property in amounts that would violate any applicable Environmental Laws;
          (h) HCA shall promptly notify Buyer in writing of any order, notice of violation or noncompliance with any applicable Environmental Laws, or order, threatened or pending action by any regulatory agency or other Governmental Authority, or any claims made by any third party, in each case, of which it is aware, relating to Hazardous Substances on, emanations on or from, releases on or from, or threats of releases on or from any of the Real Property which relate to the period prior to Closing; and shall promptly furnish Purchaser with copies of any correspondence, notices, or legal pleadings in connection therewith; and
          (i) All above or underground storage tanks currently operated on any of the Real Property by the Acquired Entities are in compliance in all material respects with applicable Environmental Laws. For any underground storage tanks which were formally located on any Real

Property, and of which HCA or any member of the Seller Group has knowledge, such tanks were removed or closed in place in material compliance with applicable Environmental Laws and any remediation work required as a result of any release, leakage or discharge of Hazardous Substances from such tanks or related lines has been fully completed in accordance with Environmental Laws and accepted by the applicable Governmental Authority.
     3.20 Legal Proceedings, Court Orders.
          (a) Schedule 3.20 contains an accurate list of and summary description of all material litigation with respect to the Facilities, the Business and the Acquired Entities to which HCA and its Affiliates are a party. Other than as set forth in Schedule 3.20, there are no material actions, suits, proceedings, audits or investigations pending, or to the Knowledge of HCA, threatened against HCA or any of its Affiliates with respect to the Facilities, the Business or the Acquired Entities which could reasonably be expected to result in a Hospital Group Material Adverse Effect or materially impair the ability of HCA to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by HCA or could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or thereby.
          (b) Neither HCA nor any Acquired Entity is subject to any Court Order with respect to the Facilities, the Business or the Acquired Entities.
     3.21 Insurance. Schedule 3.21 includes a list of all material insurance policies maintained by or for the benefit of any Facility or Acquired Entity, including fire and extended coverage and casualty, professional liability, general liability and other forms of insurance. All of such policies are valid, outstanding, in full force and effect, and enforceable with no premium arrearages. Except as set forth on Schedules 3.21(i) and (ii), (i) there is no outstanding written requirement or recommendation by any insurance company that issued any such policy or by any board of fire underwriters or other similar body (including any Governmental Authority) exercising similar functions which requires or recommends any repairs or other work to be done or with respect to any of Facilities, (ii) HCA has given to its insurer in a timely manner all notices required to be given under its insurance policies with respect to all claims and actions covered by insurance with respect to the Business and the assets thereof, and no insurer has denied coverage of any such claims or actions or reserved its rights with respect to or rejected any such claims, and (iii) HCA has not as of the date of this Agreement (A) received any notice or other written communication from any such insurance company canceling or materially amending any of said insurance policies with respect to the Business or its assets, and to the knowledge of HCA no such cancellation or amendment is threatened, or (B) failed to give any required notice or present any claim which is still outstanding under any of said policies with respect to the Business or its assets.
     3.22 Corporate Integrity Agreement. After the Effective Time, the Acquired Entities will no longer be subject to the terms and conditions of the Corporate Integrity Agreement, entered into between the Office of Inspector General of the Department of Health and Human Services and HCA, dated as of April 21, 1998 and the Facilities and the Acquired Entites are, and have been operated, in material compliance therewith. HCA has made available to Purchaser all reports which have been filed as part of such Corporate Integrity Agreement, but only to the extent that they relate to the Facilities. HCA has fully complied with its obligation to disclose reportable events pursuant to the Corporate Integrity Agreement.
     3.23 Medical Staff. HCA has made available to Purchaser a true and correct copy of the by-laws of the medical staff applicable to each of the Hospitals. There are no pending or, to the Knowledge of HCA, threatened appeals, challenges, disciplinary or corrective actions, disputes, lawsuits or other legal or administrative actions or claims involving applicants, current or former medical staff members, or health professionals at any of the Facilities.
     3.24 Brokers. Except for Merrill Lynch & Co., neither HCA nor any of its subsidiaries (including any of the Acquired Entities) has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. The Acquired Entities do not have, and following the Closing the Acquired Entities will not have, any financial obligation to Merrill Lynch & Co. in connection with the transactions contemplated by this Agreement.
     3.25 No Omissions or Misstatements. This Agreement and the Schedules hereto delivered by HCA do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement by HCA not misleading. True and correct copies of all documents referred to in any Schedule hereto have been made available to Purchaser, including amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to HCA (subject to the limitations and exemptions disclosed in the corresponding numbered Schedules to this Agreement) which shall be true and correct as of the date hereof and as of the Closing as if then restated (except to the extent such representations and warranties specifically speak only as of one of those dates or specifically speak as of another date, in which case as of such date), as follows:
     4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     4.2 Corporate Authorization.
          (a) The execution, delivery and performance by Purchaser of this Agreement and the other agreements to be entered into by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby are within Purchaser’s corporate powers, are not in contravention of the terms of Purchaser’s Constituent Documents, and have been duly authorized and approved by the board of directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery and performance of this Agreement or the other agreements to be entered into by Purchaser pursuant to this Agreement.
          (b) This Agreement has been duly and validly executed and delivered by Purchaser, and as of the Closing, the other agreements to be entered into by Purchaser pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by HCA, Seller Group and any other unaffiliated entity that is a party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     4.3 No Conflicting Agreements; Consents. Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Purchaser pursuant to this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:
          (a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under or entitle any party to terminate or accelerate (whether with notice or lapse of time or both as a result of events that occurred on or prior to Closing), (i) the Constituent Documents of Purchaser, (ii) any material agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness or other contract (whether written or oral) to which assets of Purchaser are a party or by which Purchaser is bound, except such violations, conflicts, breaches or defaults which would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or would not prevent the consummation of the transactions contemplated hereby or thereby, (iii) any Court Order to which Purchaser is a party or by which Purchaser is bound, or (iv) any material requirements of Law affecting Purchaser, except such violations, conflicts, breaches or defaults of such requirements of Laws which would not reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser; or
          (b) require a material permit, approval, consent or authorization from, or the making by Purchaser of any material declaration, filing or registration with, any Governmental Authority, except as provided in Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not materially and adversely affect the financial condition or operations of Purchaser or materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or prevent the consummation of the transactions contemplated hereby or thereby.
     4.4 Legal Proceedings, etc. There are no material actions, suits or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser which would materially and adversely affect the financial condition or operations of Purchaser or materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or thereby.
     4.5 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     4.6 Sufficient Resources. Purchaser has sufficient financial resources, and at the Closing Purchaser will possess sufficient funds, to permit Purchaser to deliver the Purchase Price in accordance with Section 2.3(b), subject to satisfaction of the conditions precedent to Purchaser’s obligations to close the transactions contemplated by this Agreement.
     4.7 Solvency. At the Effective Time, Purchaser will be solvent and able to pay its debts as they become due and will not become insolvent or otherwise unable to pay its debts as they become due as a result of the consummation of the transactions contemplated by this Agreement.
     4.8 Investment Representations.
          (a) Purchaser is acquiring the Acquired Company Ownership Interests for its own account and not with a view to the distribution thereof within the meaning of the Securities Act.

          (b) Except as set forth in this Agreement, Purchaser is not relying upon any representation or warranty of HCA, any of its Affiliates or any of the officers, directors, employees, agents or representatives thereof.
          (c) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Acquired Company Ownership Interests and to understand the risks of, and other considerations relating to, its purchase of the Acquired Company Ownership Interests.
          (d) Purchaser is aware that as of the Closing Date, (i) neither the Acquired Company Ownership Interests nor the Acquired Subsidiary Ownership Interests will have been registered under the Securities Act or any state’s securities laws, and (ii) no securities issued by any of the Acquired Entities will be subject to the reporting requirements of the Exchange Act. Purchaser further understands that the certificates representing the Acquired Company Ownership Interests and the Acquired Subsidiary Ownership Interests will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state’s securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.
     4.9 No Omissions or Misstatements This Agreement and the Schedules hereto delivered by Purchaser do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement by Purchaser not misleading.
ARTICLE V
COVENANTS OF HCA
     5.1 Regulatory Approvals. HCA will, and will cause the Acquired Entities to, (a) use commercially reasonable efforts to obtain, as promptly as practicable, each of the Permits, approvals, authorizations and clearances of Governmental Authorities allocated to HCA as described in Section 5.5(d), and to make the filings and declarations with Governmental Authorities as agreed between the parties pursuant to Section 5.5(d), (b) provide such information and communications to applicable Governmental Authorities necessary in connection with the foregoing or in connection with the Purchaser’s obtaining any Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with Section 6.2 as such Governmental Authorities or Purchaser may reasonably request, and (c) cooperate with Purchaser in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that Purchaser is required to obtain pursuant to Section 6.2. Additionally, HCA will use commercially reasonable efforts to (i) make a filing and to assist Purchaser in making its filing of a pre-merger notification report form pursuant to the HSR Act on or before August 31, 2005, and (ii) assist Purchaser in filing the initial letter of intent and subsequent certificate of need applications required under applicable state Law on or before July 14, 2005 (with respect to the initial filings) and July 26, 2005 (with respect to the remaining portions of such applications).
     5.2 Conduct Prior to the Closing. On or after the date hereof and prior to the Closing, as relates to the Reorganization, or otherwise consented to or approved in writing by an authorized officer of Purchaser or as contemplated by this Agreement:
          (a) HCA shall not act or omit to act, and shall cause the Acquired Entities not to act or omit to act, otherwise than in accordance with the following:

               (i) Except as contemplated by Section 2.2, none of the Acquired Entities shall amend its respective Constituent Documents;
               (ii) Except as contemplated by Section 2.2, no change shall be made in the number or amount of authorized or issued capital stock, partnership interests or membership interests of any of the Acquired Entities; nor shall any other equity security of any kind be granted or issued by any of the Acquired Entities; nor shall any Seller enter into or permit any of the Acquired Entities to enter into any other agreement with respect to any equity security of the Acquired Entities;
               (iii) the Acquired Entities shall not declare or pay dividends or make any other distributions in respect of their Ownership Interests, except as contemplated by or provided in Section 2.2 or 5.7;
               (iv) HCA will not make or enter into any commitment to make any capital expenditure at the Facilities or otherwise on behalf of any Acquired Entity in an aggregate amount greater than $50,000;
               (v) HCA will not change or permit any change to be made in any accounting policy, practice or method of the Acquired Entities except any such changes as are required to conform to modifications in generally accepted accounting principles;
               (vi) The Acquired Entities will not (A) incur any indebtedness for borrowed money, other than intercompany indebtedness which will be forgiven at Closing in accordance with Section 5.11 hereof or included in the Indebtedness Adjustment Amount; (B) except as contemplated by Section 2.2, assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) make any loans, advances or capital contributions to, or investments in, any Person other than another acquired Entity, other than intercompany loans which will be forgiven at Closing in accordance with Section 5.11 hereof; or (D) make any commitments to do any of the foregoing;
               (vii) The insurance maintained with respect to the Facilities and the Business, or comparable insurance, shall be maintained in full force and effect until the Effective Time;
               (viii) No Acquired Entity shall terminate or amend any material Contract, Lease or other agreement to which any Acquired Entity is a party, other than in the ordinary course of business; and
               (ix) No Acquired Entity shall agree, whether in writing or otherwise, to take any of the actions set forth above or described in Section 3.8(b)(i)-(xi) and not otherwise permitted by this Agreement.
          (b) HCA shall use commercially reasonable efforts not to act or omit to act, and shall cause the Acquired Entities to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:
               (i) The operations, activities and practices of the Business shall be conducted consistent with the ordinary course of business and in conformity with past practice;
               (ii) Except as contemplated by or provided in Section 2.2, the respective business organizations of the Acquired Entities will be preserved intact, and the services of the present employees, agents and representatives of the Business will be kept available for Purchaser (except with respect to those employees or relationships terminated for cause); and
               (iii) The relationships with, and the goodwill of, the customers of the Business and others having business relations with the Business will be preserved.
     5.3 Employee Matters. Pending the Closing, except as otherwise consented to or approved in writing by an authorized officer of Purchaser, HCA will cause the Acquired Entities not to (a) make any general increase in the rate of compensation payable to any employees of the Business, other than normal and customary increases consistent with past practice or increases that otherwise may be required by obligations pursuant to Contracts or applicable Law, or (b) increase severance or termination obligations to any employees of the Business (except (i) increases that are the result of increases to an employee’s underlying compensation that are permitted under this Section 5.3, and (ii) The Retention Bonuses). Neither HCA nor any of its subsidiaries shall terminate any Pension Plan prior to the later of the day following (i) the Closing or (ii) the Effective Time.
     5.4 Investigation by Purchaser. Between the date of this Agreement and the Closing Date, to the extent permitted by Law, HCA will provide Purchaser and its counsel, accountants and other representatives with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants and Books and Records of the Business and will furnish or make available to Purchaser and such representatives during such period all such information and data (including, without limitation, copies of Contracts) concerning the Business in the possession of HCA or its Affiliates or such representatives reasonably may request; provided, however, such investigation shall be coordinated through persons as may be designated in writing by HCA for such purpose. Purchaser’s right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the Business or the Acquired Entities. In this regard, Purchaser agrees that such inspection shall not take place, and no employees or other personnel of the Business shall be contacted by Purchaser’s representatives, without first coordinating such contact or inspection with either Gregg Gerken or the chief executive officer of the appropriate Hospital (and giving notice of such request to Gregg Gerken or his designee). Notwithstanding the foregoing, Purchaser understands that (x) with respect to documents and information deemed by HCA in good faith to be market sensitive or competitive in nature, (1) HCA will identify such documents and information to Purchaser, (2) if requested by Purchaser, HCA will provide such documents and information to Purchaser’s outside attorneys and accountants (who will be bound by confidentiality agreements) for their review, and (3) any report by such attorneys and accountants to Purchaser with respect to such documents and information will be in writing and subject to prior review and reasonable approval by HCA to confirm that any market sensitive or competitive information is not made available to Purchaser, (y) litigation and other materials (including internal/external legal audit letters or reviews, patient records and similar patient information, PRO information, National Data Bank reports, peer and quality review information and other physician-specific confidential information) that are deemed privileged or confidential by HCA and materials which HCA or its Affiliates may not disclose without violating confidentiality agreements with third parties will not be made available to Purchaser, and (z) HCA shall not be obligated to generate or produce information in any prescribed format not customarily produced by HCA and its Affiliates.
     5.5 Reports and Pre-Closing Deliverables.
          (a) As soon as practicable following the end of each month, but no later than the 15th day of the immediately succeeding month (and each fiscal year) from and after the date hereof and prior to the Closing Date, HCA will deliver to Purchaser true and complete copies of the Business’ unaudited balance sheets and the related unaudited statements of income (prepared consistently with the Historical Financial Statements) for each month (and each fiscal year) then ended. Such financial statements will be prepared from and in accordance with the Books and Records of the Business, will be prepared in accordance with GAAP, and will fairly present the Business’ financial position and results of operations, as of the date and for the period indicated.
          (b) At least three days prior to the Closing HCA shall deliver to Purchaser a list of all banking institutions in which the Acquired Entities have accounts, plus the related account numbers.
          (c) As promptly as possible after the occurrence of any of the following, HCA shall give Purchaser notice of (i) any material damage, destruction or loss with respect to the assets of any Hospital Group or (ii) a Hospital Group Material Adverse Effect.
          (d) Within 15 days after the execution date of this Agreement HCA shall deliver to Purchaser a list of all material Permits issued or granted by a Governmental Authority and owned or held by or issued to any HCA Affiliate in connection with the current operation of the Business, and promptly following delivery thereof the parties shall negotiate in good faith to (i) determine what actions shall be required in connection with such Permits in order to consummate the transactions contemplated hereby and to permit operation of the Business following the Closing in the manner in which it was operated prior to the Closing, and (ii) allocate responsibility for such actions.
          (e) HCA shall continue to file reports with respect to the Business in compliance with the Corporate Integrity Agreement in the ordinary course of business and shall make such reports available to Purchaser. HCA shall provide Purchaser with a written description of facts that HCA is investigating and reasonably believes would constitute a reportable event with respect to the Business, but for which the term for reporting such event has not expired at the Closing.
          (e) Within 15 days after the execution date of this Agreement HCA shall deliver to Purchaser a list of all of the names, trade names or fictitious names under which the Business has been operated for the last five years.
          (f) As promptly as possible after the execution of this Agreement HCA shall deliver to Purchaser a copy of all of the due diligence materials that were previously made available to Purchaser in the HCA data room for the transactions contemplated hereby.
          (g) At least ten days prior to the Closing, HCA shall deliver to Purchaser a list of contracts or other agreements (other than those material Contracts specifically noted as such on Schedule 3.9(a)) under which a chief executive officer, chief financial officer, chief operating officer or chief nursing officer of any of the Hospitals: (i) is a supplier of goods or services to the Acquired Entities or the Facilities, (ii) directly or indirectly controls or is a director, trustee, member, officer, controlling shareholder, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to the Acquired Entities or the Facilities, or (iii) is otherwise a party to any contract or other agreement with the Acquired Entities or the Facilities.
          (h) To the extent requested by Purchaser, HCA shall provide a summary of notices of all program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and all other unresolved claims or disputes, in connection with audits, reviews or inquiries with respect to cost reports of the Facilities for cost reporting periods ending within the three fiscal years preceding the date of execution of this Agreement.
     5.6 Closing Conditions. HCA will use its best efforts to cause each of the conditions set forth in Article VII to be satisfied as soon as reasonably practicable, but in all events on or prior to the Closing Date.

     5.7 Transfer of Assets. From and after the date hereof and until the Closing, HCA shall cause the Acquired Companies not to sell or dispose of any of their assets or properties without the prior written consent of Purchaser, except for (a) dispositions of the Excluded Assets as contemplated by Section 2.2, or (b) dispositions or sales of inventory or obsolete or immaterial property in the ordinary course of business. Notwithstanding the foregoing or the provisions of Section 5.2(a)(iii), the Acquired Entities may pay dividends or make distributions of current assets in respect of their capital stock to the extent reflected in the Closing Date Balance Sheet.
     5.8 Encumbrances. From and after the date hereof and until the Closing, HCA shall not permit the Acquired Entities to enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any Encumbrance to attach upon any of its assets, whether now owned or hereafter acquired, except for (i) Permitted Encumbrances, or (ii) Encumbrances incurred in the ordinary course of business and in conformity with past practice on assets and properties of the Acquired Entities having an original cost or fair value (whichever is less) not exceeding $250,000 in the aggregate. HCA shall timely and fully perform the Excluded Liabilities.
     5.9 Condition of Assets. From and after the date hereof and until the Closing, HCA shall use commercially reasonable efforts, and shall cause its applicable Affiliates to use commercially reasonable efforts, to maintain, subject to ordinary wear and tear, all real property improvements, inventory, machinery, equipment and other tangible personal property owned or leased by HCA or its Affiliates and used in connection with the operation of the Business other than Excluded Assets. Subject to the compliance by HCA with the obligations set forth in the preceding sentence, and except as specifically provided in Article III, Purchaser acknowledges that it will take possession and ownership of such assets and properties by operation of its purchase of the Acquired Company Ownership Interests pursuant to this Agreement AS IS, WHERE IS AND WITH ALL FAULTS. ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES REGARDING HABITABILITY OR FITNESS FOR HABITATION, ARE EXPRESSLY DISCLAIMED.
     5.10 Consultative Process. From and after the date hereof and until the Closing, Purchaser shall designate an individual or individuals whom HCA’s representatives may contact during normal business hours for the purpose of approving actions or transactions for which the consent of Purchaser is required under this Agreement. The written approval of a designated individual as contemplated in this Section 5.10 shall constitute the consent of Purchaser to the transaction or action so approved. Failure of a designated individual to respond within five Business Days of receipt of a written request for such approval shall constitute the consent of Purchaser to the transaction or action in question. Unless and until Purchaser gives written notice to HCA to the contrary, such designated individuals shall be Paul Hannah and Mary Kim Shipp (or Bill Carpenter if neither of the foregoing are available).
     5.11 Intercompany Accounts. Except as otherwise provided in this Agreement, at or prior to the Effective Time, (a) all indebtedness and other amounts (i) owed by HCA, Seller Group, or any of their Affiliates (other than an Acquired Entity) to an Acquired Entity or (ii) owed by an Acquired Entity to HCA, Seller Group, or any of their Affiliates (other than an Acquired Entity) shall be paid, canceled or eliminated (whether or not then due), and (b) all Encumbrances relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record and (c) all arrangements calling for the transfer of funds by any Acquired Entity in connection with HCA’s cash management program shall be terminated as of the Effective Time. Indebtedness and other amounts owed solely among Acquired Entities shall not be paid, cancelled or eliminated.

     5.12 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, HCA agrees that neither it nor any Affiliate nor any of their respective officers, directors or representatives will (a) negotiate with any other Persons with respect to a sale, merger, consolidation, reorganization or other business combination pursuant to which the stock, assets or business of any Acquired Entity would be combined with that of, or sold to, any acquirer or any other business or entity (except as contemplated by Section 2.2(b)); (b) solicit or respond to any offers, bids, negotiations or inquiries with respect to the same; (c) furnish any information with respect to the business, activities, operations, assets or liabilities of the Acquired Entities, or other similar matters, to any Persons whatsoever (other than as described in this Agreement) with respect to the foregoing; nor (d) proceed or continue with negotiations in respect of the foregoing which may be in progress as of the date of this Agreement.
     5.13 Resignations. HCA shall obtain the written resignations of all directors, governing board members and officers of the Acquired Entities as are requested by Purchaser not less than ten days in advance of the Closing, such resignations to be effective as of the Effective Time. To the extent that any such officer or director is also an employee of an Acquired Entity, such resignation shall be applicable only to the Person’s position as an officer or director and not to such Person’s employment. Nothing in this Section 5.13 shall be interpreted to expand or extend any existing rights of indemnification that may exist with respect to any directors, governing board members and officers of the Acquired Entities.
     5.14 Tax Filings. Prior to the Effective Date, HCA will cause the Acquired Entities, in accordance with applicable law, to file with the necessary federal, state and local Governmental Authorities those specific itemized registrations related to only Taxes as set forth on Schedule 5.14 (“Tax Filings”). HCA will provide Purchaser with the status of each such Tax Filing within five days of a written request from Purchaser.
     5.15 Purchaser Appointed Attorney for Reorganization Parties. In the event that accounts receivable generated in respect of the Business are held by a Person other than an Acquired Entity, HCA, effective at the Effective Time, hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorney of Reorganization Parties, in the name of either the Purchaser or Reorganization Parties (as Purchaser shall determine in its sole discretion) but for the benefit of Purchaser: (i) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to such accounts receivable; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of such accounts receivable, and to do all such acts and things in relation thereto as Purchaser shall deem advisable; and (iii) to take all action which Purchaser, its successors or assigns may reasonably deem proper in order to provide for Purchaser, its successors or assigns, the benefits under any of such accounts receivable where any required consent of another party to the sale or assignment thereof to Purchaser pursuant to this Agreement shall not have been obtained. HCA acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Purchaser shall be entitled to retain for its own accounts any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Purchaser agrees to act in good faith in seeking to collect, assert or enforce any claim against any third party in accordance with this Section 5.14 and shall fully indemnify HCA with respect to the consequences of any of the actions of Purchaser taken pursuant to this Section.
ARTICLE VI
COVENANTS OF PURCHASER; CERTAIN ADDITIONAL
COVENANTS OF THE PARTIES
     6.1 Confidentiality. Purchaser acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement by the parties hereto and that all information provided to Purchaser or its “Representatives” or “Other Recipients” (as such terms are defined in the Confidentiality Agreement) in accordance with this Agreement shall be considered “Evaluation Material” (as such term is defined in the Confidentiality Agreement) except as otherwise provided in the Confidentiality Agreement.
     6.2 Regulatory Approvals. Purchaser will (a) use commercially reasonable efforts to obtain, as promptly as practicable, all Permits, approvals, authorizations and clearances of Governmental Authorities allocated to Purchaser as described in Section 5.5(d), and to make the filings and declarations with Governmental Authorities as agreed between the parties pursuant to Section 5.5(d), (b) provide such information and communications to applicable Governmental Authorities as is necessary in connection with the foregoing or in connection with HCA or its Affiliates’ obtaining any of the Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with Section 5.1, and (c) cooperate with HCA and its Affiliates in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that HCA or its Affiliates is required to obtain or make pursuant to Section 5.1. Additionally, Purchaser will use commercially reasonable efforts to (i) make a filing, and to assist HCA in making its filing, of a pre-merger notification report form pursuant to the HSR Act on or before August 31, 2005 and (ii) file all certificate of need applications required under applicable state Law on or before July 14, 2005 (with respect to the initial filings) and July 26, 2005 (with respect to the remaining portions of such applications).
     6.3 Post-Closing Access.
          (a) Purchaser and HCA acknowledge that, subsequent to the Closing, Purchaser and HCA may each need access to information, documents or computer data in the control or possession of the other (or their respective Affiliates), and HCA may need access to the Facilities or other assets of the Acquired Entities for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, and the prosecution or defense of third party claims. Purchaser agrees that, at the sole cost and expense of HCA, except as provided in Section 6.3(e), below, it will make available to HCA, its Affiliates and their respective representatives, agents and independent auditors such documents and information as may be in the possession of Purchaser and its Affiliates relating to periods prior to the Effective Time and will permit HCA, its Affiliates and their respective representatives, agents and independent auditors to make copies of such documents and information. HCA agrees that, at the sole cost and expense of Purchaser, except as provided in Section 6.3(e) below, HCA will make available to Purchaser, its Affiliates and their respective representatives, agents and independent auditors such documents and information as may be in the possession of HCA and its Affiliates relating to periods prior to the Effective Time and will permit Purchaser, its Affiliates and their respective representatives, agents and independent auditors to make copies of such documents and information.
          (b) Until six months after the later to occur of (i) the final adjudication of any dispute or investigation involving Taxes arising out of the business, operations or affairs of the Acquired Entities before the Effective Time, (ii) the final adjudication of any matter for which HCA may be required to indemnify or hold harmless Purchaser, the Acquired Entities or any Purchaser Indemnitee pursuant to the terms of this Agreement, or (iii) the running of applicable statutes of limitations, Purchaser will maintain in their original form all medical and other records (including all documents, electronic data and other compilations of information in any form) of the Acquired Entities existing as of the Effective Time that relate to the pre-Closing business, operations, assets and properties of the Business, and will give HCA, its Affiliates and their representatives full and complete access to all such Books and Records to the fullest extent reasonably required to enable HCA and its Affiliates to satisfy their respective obligations hereunder or under applicable Law. In addition to the foregoing, following the expiration of the periods described above, Purchaser shall not, without 90 days prior written notification (a “Destruction Notice”) to HCA, destroy any pre-Closing Books and Records of the Acquired Entities. Following HCA’s receipt of a Destruction Notice, if HCA advises Purchaser in writing within such 90 day period, Purchaser will promptly deliver the applicable Books and Records to HCA.
          (c) Purchaser acknowledges that as a result of entering into this Agreement and managing the Facilities Purchaser and its Affiliates will gain access to patient and other information which is subject to Laws regarding confidentiality. Purchaser shall abide by (and cause its Affiliates to abide by) any such Laws relating to the confidential information that it acquires. Purchaser shall maintain (and cause its Affiliates to maintain) the patient records held at each Facility or delivered to Purchaser or the Acquired Entities at Closing at the Facilities after Effective Time in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers), all in a manner consistent with the maintenance of patient records generated at the Facilities after Closing. HCA and its Affiliates shall be entitled to remove from the Facilities any Books and Records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by HCA or its applicable Affiliate in connection with such litigation. Any Books and Records removed from the Facilities shall be promptly returned to Purchaser following its use by HCA or its Affiliates.
          (d) After the Closing, Purchaser agrees to make available to HCA such of Purchaser’s employees as HCA shall reasonably request for the purpose of assisting HCA in the preparation of the Closing Date Balance Sheet and the other components of the Closing Statement pursuant to Section 2.3 hereof (and otherwise complying with Article II hereof) and in connection with the resolution of any objections or disputes with respect to the post-closing adjustments to the Purchase Price in accordance with Section 2.3. Additionally, until the post-closing adjustments to the Purchase Price have been agreed upon by the parties or otherwise determined in accordance with Section 2.3, Purchaser will make reasonable office or administrative space available to employees and representatives of HCA at each Hospital (together with office furniture, equipment and telephone service customarily used by administrative employees of such Hospital) for use in connection with the preparation of the Closing Date Balance Sheet and the other component as of the Closing Statement pursuant to Section 2.3, otherwise complying with Section 2.3, and the resolution of any disputes with respect to the post-closing adjustments to the Purchase Price in accordance with Section 2.3.
          (e) Following the Closing, Purchaser and HCA shall make available to one another (and to the other’s Affiliates), at no charge to the requesting party, the personnel of such Person and its Affiliates to the extent reasonably required by such Person or its Affiliates in connection with any litigation, investigation or other judicial or administrative proceedings attributable to the ownership or operation of the Business and the Facilities prior to the Effective Time. In the event that HCA or Purchaser provides witnesses pursuant to this section, it shall be entitled to reimbursement from the requesting party for all reasonably incurred out-of-pocket costs and expenses, but not including internal time charges.
          (f) HCA’s right of access and inspection pursuant to this Section 6.3 shall be exercised in such a manner as not to cause unreasonable expense or interfere unreasonably with the operation of the Business or the Acquired Entities.
     6.4 WARN Act. Purchaser will not take any action that results in the imposition of liability on HCA, Seller Group or their Affiliates under the WARN Act due to a “plant closing” or “mass layoff” or otherwise under the provisions of the WARN Act, or any similar state or local laws relating to plant closings, with respect to the Acquired Entities. All quoted terms used in this Section 6.4 and not defined herein shall have the meanings ascribed to such terms under the WARN Act.

     6.5 Employee Matters.
          (a) As of the Effective Time, Purchaser shall continue the employment of all of the then-current employees of the Acquired Entities (including employees of the Business who currently are employed by an HCA Affiliate other than an Acquired Subsidiary but who will be employed by an Acquired Entity as of the Effective Time in connection with the Reorganization) and, with respect thereto: (i) maintain the salaries and wages at the levels in effect immediately prior to the Effective Time, (ii) provide benefits which are substantially similar to the benefits provided to similarly situated employees of Purchaser and its subsidiaries, (iii) recognize the existing levels of service and seniority for benefit plan purposes (including but not limited to paid time off, vacation, sick, extended illness and holiday time), and (iv) provide credit for purposes of eligibility, vesting and rate of accrual under its benefit plans, programs or policies for service with the Acquired Entities. With respect to any self-insured welfare benefit plans maintained by Purchaser that cover employees of Acquired Entities, Purchaser shall cause such plans to provide credit for any co-payments or deductibles paid by such employees and waive all pre-existing condition exclusions and waiting periods that might otherwise apply to such employees, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Acquired Entities for their employees prior to the Effective Date. HCA shall be liable for the retention bonus and severance packages with senior management of the Facilities described in Schedule 6.5 (the “Retention Bonuses”). The Retention Bonuses represent all of the retention bonuses and severance pay packages provided for senior management of the Facilities. Nothing in this Agreement shall require the Acquired Entities or Purchaser to provide any severance pay to recipients of the Retention Bonuses.
          (b) With respect to employees of the Acquired entities whose employment is terminated by Purchaser within one year of the Effective Time, Purchaser shall provide severance benefits thereto that are equivalent to or better than the severance benefits typically provided by Purchaser. Purchaser shall provide, and retain full responsibility for, COBRA continuation coverage (other than with respect to flexible spending accounts) to any employee or former employee of the Acquired Entities who is an M&A Qualified Beneficiary (as defined in Treas. Reg. § 54.4980B-9) and eligible to receive such coverage as of the Effective Time or who becomes eligible to receive such coverage due to events that arise with respect to employees of the Acquired Entities after the Effective Time.
          (c) Notwithstanding any provision herein, no term of this Agreement shall be deemed to create any contract with any employee, or to give any employee the right to be retained in the employment of Purchaser, an Acquired Entity, or any related employer, or to interfere with Purchaser’s or an Acquired Entity’s right to terminate employment of any employee at any time. Nothing in this Agreement shall diminish Purchaser’s rights to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and employees are not intended to be and shall not be construed as beneficiaries hereof.
          (d) HCA shall provide reasonable access and information to the Purchaser regarding the Company Plans that are sponsored and maintained by the Acquired Entities. With respect to the Company Plans that are sponsored by HCA or its Affiliates, and in which the Acquired Entities are merely participating employers, HCA and/or its Affiliates will take all necessary and appropriate action to terminate the participation of the Acquired Entities therein effective immediately prior to the Closing; provided, however, that HCA will take appropriate actions so that the employees of the Acquired Entities who are employed at the Closing will accrue benefits under the HCA Retirement Plan and the HCA 401(k) Plan for the 2005 fiscal year of such plans, provided that such employees are otherwise eligible for an accrual, and will fund any contributions required with respect to such accruals. With respect to Company Plans that are sponsored by an Acquired Entity, HCA will reasonably cooperate with Purchaser in evaluating such Company Plans and assisting Purchaser in determining the termination or continuation of all such Company Plans in connection with the transactions contemplated by this Agreement, prior to the Closing. HCA shall cause all Company Plans that are sponsored by an Acquired Entity to be terminated effective immediately prior to the Closing, unless Purchaser notifies HCA to the contrary. HCA will take all reasonable steps necessary in connection with the above, including providing required notices to participants and appropriate governmental agencies and adopting all necessary resolutions and Company Plan amendments. Notwithstanding the above, no provision of this Agreement shall require Purchaser to assume any Company Plan or any portion thereof, or continue same after the Closing.
     6.6 Compliance Program. Purchaser represents and agrees that, as of Closing, it has or will implement and maintain an effective program to prevent and detect violations of legal requirements applicable to the delivery of goods and services in connection with any health care benefits and that such a program will comply with the provisions of the U.S. Sentencing Guidelines relating to corporate compliance programs and will be mindful of any applicable guidance issued by the U.S. Department of Health and Human Services. Purchaser agrees that it will maintain such program for no less than five years following the Effective Time.
     6.7 Tax Matters.
          (a) Termination of Existing Tax Sharing Agreements. HCA shall cause all tax sharing agreements or similar arrangements with respect to or involving the Acquired Entities to be terminated effective as of the Effective Time and, after the Effective Time, the Acquired Entities shall not be bound thereby or have any liability thereunder.
          (b) Payment of Taxes.
               (i) HCA shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities (including any amendments thereto) with respect to any taxable period ending at or prior to the Effective Time (a “Pre-Closing Period”). Such Returns shall be prepared in a manner consistent with past practices. HCA shall provide Purchaser with copies of all Returns of only the Acquired Entities upon the request of Purchaser. Notwithstanding anything to the contrary in this Agreement, HCA shall pay any and all Taxes imposed on or with respect to any Acquired Entity for a Pre-Closing Period (including, without limitation, any Taxes imposed on any Acquired Entity as a result of having been a member of the HCA Affiliated Group, and any Taxes that are determined by income or earned surplus attributable to a Pre-Closing Period). Purchaser shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities and shall pay all Taxes of any of the Acquired Entities for all taxable periods other than a Pre-Closing Period, except to the extent provided in the preceding sentence and in paragraph (ii) below.
               (ii) For purposes of the immediately preceding paragraph (i) and this paragraph (ii), if, for Tax purposes, the taxable period of an Acquired Entity that includes the Effective Time does not terminate at the Effective Time (a “Straddle Period”), the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any such Straddle Period as a short taxable period ending as of the Effective Time and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made then, for purposes of this Agreement, Taxes with respect to the Acquired Entities for the Straddle Period shall be allocated to the Pre-Closing Period using an interim closing-of-the-books method that complies with Treas. Reg. Section 1.1502-76(b)(2)(i) (assuming that such taxable period ended at the Effective Time) and treating such period as a Pre-Closing Period for purposes of this Agreement, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis. In the case of any Straddle Period described in the preceding sentence, Purchaser shall provide HCA and its authorized representatives with copies of the completed Return for such period and a statement certifying the amount of Taxes shown on such Return that are chargeable to HCA (the “Tax Statement”) at least 30 days prior to the due date for the filing of such Return (including any extension thereof), and HCA and its authorized representatives shall have the right to review and comment on at HCA’s expense each such Return and Tax Statement prior to the filing of such Return. HCA and Purchaser agree to consult and resolve in good faith any issues arising as a result of the review of such Return and Tax Statement by HCA or their authorized representatives and to mutually consent to the filing of such Return. If the parties hereto are unable to resolve any dispute within ten Business Days prior to the due date for filing of the Return in question (including any extension thereof), the parties shall jointly request the Selected Accounting Firm to resolve any issue in dispute as promptly as possible. If the Selected Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of the Return in question, the Purchaser and the Acquired Entities, as the case may be, may file such Return without the consent of HCA, subject, however, to the obligation thereafter to file an amended Return reflecting the final decision of the Selected Accounting Firm (which decision shall be rendered prior to the expiration of the period during which an amended Return may validly be filed with respect to the applicable taxable period). Not later than five days before the due date (including any extensions thereof) for payment of Taxes with respect to such Return, HCA shall pay to Purchaser an amount equal to the Taxes shown on the Tax Statement as being chargeable to HCA pursuant to this paragraph (ii). If HCA has disputed such amount, appropriate adjustments shall be made to the amount paid by HCA in order to reflect the decision of the Selected Accounting Firm in immediately available funds not later than five days after such decision has been rendered. Any decision rendered by the Selected Accounting Firm in accordance with this Section 6.7(b)(ii) shall be binding and conclusive, and the any expenses relating to the engagement of the Selected Accounting Firm shall be shared equally by HCA and Purchaser.
          (c) Refunds and Tax Benefits. Purchaser shall pay to HCA, within 30 days of receipt, any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser or any member of the Purchaser Affiliated Group of Taxes relating to any Pre-Closing Period or portions of Straddle Periods at or before the Effective Time. Purchaser shall, if HCA so requests, at HCA’s expense cause the relevant Acquired Entity (or other relevant member of the Purchaser Affiliated Group) to file for any refund or credit to which HCA believes it is entitled pursuant to this Section 6.7(c). Any Proceeding with respect to such a claim shall be governed by the provisions of this Section 6.7, including the provisions of Section 6.7(e).
          (d) Cooperation.
               (i) HCA, on the one hand, and Purchaser and the Acquired Entities, on the other hand, agree to furnish or cause to be furnished to each other or their respective representatives, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Acquired Entities as is reasonably necessary for the preparation of any Return, claim for refund, audit or similar matter, or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes.
               (ii) Except as otherwise provided in Section 6.7(b)(ii), if HCA and Purchaser disagree as to the matters governed by this Section 6.7, HCA and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within 15 days after either party asserts in writing that such dispute cannot be resolved, the Selected Accounting Firm shall act as an arbitrator to resolve such disagreement. The Selected Accounting Firm’s determination shall be binding and conclusive, and any expenses relating to the engagement of such Selected Accounting firm shall be shared equally by HCA and Purchaser.

          (e) Post-Closing Audits and Other Proceedings. In the case of any audit, examination or other proceeding (“Proceeding”) with respect to Taxes for which HCA is or may be liable pursuant to this Agreement (other than a Proceeding relating to Taxes for a Straddle Period), Purchaser shall promptly notify HCA in writing of any such Proceeding, and Purchaser shall timely execute or cause to be executed powers of attorney or other documents necessary to enable HCA to take all actions desired by HCA with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which HCA is liable pursuant to this Agreement; provided that, in acting on behalf of the Acquired Entities, HCA shall take no position that Purchaser determines will result in any negative Tax consequence to Purchaser or the Acquired Entities after the Effective Time. HCA shall have the sole right to control any such Proceedings, (including any Proceedings to initiate claims for refunds of or credits with respect to any Taxes for which HCA is liable pursuant to this Agreement and that HCA believes are available) including the right to initiate any claim for refund or credit, file any amended Return or take any other action that it deems appropriate with respect to such Taxes (or refunds or credits). All costs and expenses incurred in connection with any such Proceeding shall be borne by HCA, and Purchaser and the Acquired Entities shall be reimbursed by HCA for any and all reasonable direct costs and expenses incurred by them in connection with such Proceeding. Any settlement of a Proceeding shall be made subject to Purchaser’s prior written consent. In the event that Purchaser’s consent is withheld, Purchaser will assume the control, costs and expenses of the Proceeding. If such Proceeding is ultimately resolved by payment of an amount in excess of the amount in the original settlement proposal (or receipt of a refund in an amount less than the amount in the original settlement proposal), Purchaser will pay the amount of such excess (or shall pay HCA the amount of such refund shortfall). If such Proceeding is ultimately resolved by payment of an amount less than the amount of the original settlement proposal (or a refund or credit in an amount greater than the original settlement proposal), HCA will reimburse Purchaser for its costs and expenses to the extent of such difference. Notwithstanding the foregoing, (i) HCA shall control all Proceedings in connection with any Tax claim relating to Taxes of any Acquired Entity for a Straddle Period and (ii) Purchaser shall control any Tax claim that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Purchaser or the Acquired Entities for any taxable periods including or ending after the Closing Date, excluding a Straddle Period addressed in 6.7(e)(i).
          (f) Timing Adjustments. In the event that a final determination (which shall include the execution of a Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase HCA’s liability for Taxes pursuant to Article VI or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser’s liability for Taxes pursuant to Article VI, HCA or Purchaser, as the case may be, shall promptly make payments to Purchaser or HCA as and when Purchaser or HCA, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local income tax purposes shall be computed for any year using Purchaser’s or HCA’s, as the case may be, actual tax liability.
          (g) Parties Agree to Act in Good Faith. HCA and Purchaser agree to act in good faith in accordance with Section 47-1-203 of the Tennessee Code Annotated in taking any actions pursuant to this Section 6.7.
     6.8 Tax Elections and Allocations.
          (a) HCA will join with Purchaser in making an election under Section 338(h)(10) of the Code, and any corresponding elections under state, local or foreign tax law (collectively, a “Section 338 Election”), with respect to the purchase and sale of Shares pursuant hereto. The parties understand and agree that the purchase of the Shares will be treated for federal income tax purposes as if the Acquired Entities had each sold all of its assets, with the result that the tax consequences of such a “deemed sale” of assets shall be required to be included in the consolidated federal income tax return of HCA. HCA will pay any Tax attributable to the making of the Section 338 Election excluding any state transfer or sales taxes arising therefrom, the payment of which is addressed in Section 12.1 of this Agreement. To facilitate the Section 338 Elections, Purchaser shall deliver to Seller, at least 15 days prior to the Closing Date, drafts of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”). HCA shall review such Forms and provide any proposed revisions to Purchaser at least five days prior to the Closing. Purchaser and HCA agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the Parties (it being understood, however, that such determination and/or agreement by HCA and Purchaser is not a condition to the obligation of a Party to consummate the sale and purchase under this Agreement). Purchaser shall duly and timely file the forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law. As soon as practicable after the Closing Date and at least 60 days prior to the due date and filing of Internal Revenue Service Form 8883 by either party, Purchaser shall provide HCA with a draft of Form 8883. HCA shall review such Form 8883 and provide any proposed revisions to Purchaser at least 30 days prior to the due date of such Form 8883 for either party. HCA and Purchaser agree to cooperate in good faith to (i) determine and agree upon the amount of the “adjusted grossed-up basis” of the Shares within the meaning of Treas. Reg. § 1.338-5 and (ii) determine and agree upon the proper allocations (the “Allocations”) of the “adjusted grossed-up basis” of the Shares among the assets of the Acquired Entities in accordance with Treas. Reg. § 1.338-6. In the event the Parties reach agreement as to the information to be reflected on such Form 8883, the Form 8883 shall be revised and timely filed as required by law. In the event the parties do not reach agreement on the information to be reflected on such Form 8883, Purchaser and HCA shall submit such disagreement to the Selected Accounting Firm whose decision as to the proper allocation shall be binding on both Purchaser and HCA. The costs of such Selected Accounting Firm shall be shared equally by Purchaser and HCA.
          (b) Purchaser and HCA each agree to take any and all actions at or prior to Closing as the other shall reasonably request a reasonable time prior to Closing to help the other effectuate a like-kind exchange of the Real Property pursuant to Section 1031 of the Code, and/or Revenue Procedure 2000-37 (governing reverse like-kind exchanges), including, without limitation (i) entering into a like-kind exchange trust agreement authorized by a “qualified intermediary” or a qualified exchange accommodation arrangement authorized with a “qualified exchange titleholder”, if necessary, (ii) paying the Purchase Price to the qualified intermediary to acquire the replacement property in accordance with the instructions of the qualified intermediary or to the qualified exchange titleholder in accordance with the instructions of the qualified exchange titleholder, as applicable, and (iii) assigning this Agreement or a portion thereof to one or more Affiliates of the Acquired Entities or entering into a separate agreement for the purchase of Real Property with one or more Affiliates of the Acquired Entities in order to effectuate a like-kind exchange; provided, however, that in no event shall Purchaser be required to take title to any real property other than the Real Property; provided, further, neither HCA nor Purchaser shall be required to incur any additional expenses or liability in order to effectuate the like-kind exchange, and the like-kind exchange shall not delay the Closing. HCA and Purchaser each agree to pay the other an amount equal to all additional third party costs and expenses incurred by the other as a result of effectuating the transactions contemplated hereby in the manner contemplated by this Section 6.8(b) (including such costs incurred in connection with the negotiation of the like-kind exchange trust agreement or the qualified exchange accommodation agreement contemplated hereby, including, without limitation, the reasonable fees and expenses of the other’s agents, representatives, accountants and counsel). Any such amounts shall be paid promptly upon receipt of evidence of such costs and expenses. HCA and Purchaser each also agree to indemnify, defend and hold Purchaser harmless from and against any and all claims and other liabilities of any kind arising with regard to Section 6.8(b). Notwithstanding anything to the contrary provided herein, neither Purchaser nor HCA makes any representations or warranties as to the tax treatment for the transaction contemplated in this Section 6.8(b) or the ability of the transaction contemplated to qualify for like-kind exchange treatment pursuant to Section 1031 of the Code. In no event shall either party be released from any liability under this Agreement by reason of structuring the transaction as a like-kind exchange as contemplated by this Section 6.8(b).
          (c) Code Section 1060 Allocation. To the extent the sale of any of the Acquired Entities is treated as a sale of assets (“Purchased Assets”) to Purchaser for federal tax purposes, the parties agree that Purchaser shall prepare a preliminary allocation of the applicable portion of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate) (“Tax Allocation”). Purchaser shall deliver its preliminary Tax Allocation to the Seller within one hundred twenty (120) Business Days after the Closing Date, and the Seller shall have thirty (30) Business Days after receiving the preliminary Tax Allocation (“Seller’s Review Period”) to object to the preliminary Tax Allocation. If the Seller timely raises any such objections, Purchaser and the Seller will attempt to resolve such objections in good faith; provided, however, that if Purchaser and the Seller are unable to resolve such issues within thirty (30) Business Days after the end of Seller’s Review Period, then either Purchaser or the Seller may elect, by written notice to the other, to have the objections resolved by the Selected Accounting Firm, whose decision shall be binding on the parties in the absence of manifest error. If the Seller fails to object to the preliminary Tax Allocation within the Seller’s Review Period, then such preliminary Tax Allocation shall be deemed acceptable to the Seller, and such preliminary Tax Allocation shall be binding upon the parties, unless Purchaser in good faith determines that adjustments are necessary and so notifies the Seller in writing of such adjustment(s). If Purchaser notifies the Seller of any adjustment(s), then the Seller shall have the right to object to the adjustment(s) by giving written notice of objection to Purchaser within ten (10) Business Days after receipt of Purchaser’s notice of adjustment(s). Purchaser and the Seller will attempt to resolve such objections in good faith within ten (10) Business Days after Purchaser receives the Seller’s notice of objection; provided, however, that if Purchaser and the Seller are unable to resolve such issues within ten (10) Business Days, then either Purchaser or the Seller may elect, by written notice to the other, to have the objections resolved by the Selected Accounting Firm, whose decision shall be binding on the parties in the absence of manifest error. Thereafter, Purchaser, the Seller, and their respective Affiliates shall report, act and file Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such finally determined Tax Allocation. Neither Purchaser nor the Seller shall take any position (whether in audits, Returns, or otherwise) that is inconsistent with such Tax Allocation, unless required to do so by applicable law. Prior to filing IRS Form 8594 (asset acquisition statement under Section 1060) with respect to the transactions described herein, the parties shall provide to each other a true and correct copy of IRS Form 8594 which each intends to file with respect to the transactions described herein.
     6.9 Certain National and Regional Contracts. Certain Affiliates of HCA have entered into contracts and/or leases with third parties to provide equipment, supplies and services on a national or regional basis to HCA and its Affiliates, including certain of the Acquired Entities. Certain of such contracts and/or leases are listed on Schedule 6.9 (such contracts and/or leases, the “National Contracts”). At the Closing, at the option of HCA, such Affiliates of HCA shall assign to Purchaser or the Acquired Entities, and Purchaser or the Acquired Entities (as applicable) shall assume, the rights, benefits and obligations of such Affiliates in, to and under all or a portion of the National Contracts to the extent they relate to the Facilities.
     6.10 Cost Reports. From and after the Effective Time, the parties shall comply with the terms and agreements set forth in Exhibit K-1.

     6.11 Non-Competition.
          (a) Except as permitted in this Section 6.11 during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, HCA agrees that it shall not, and shall cause each of its Controlled Subsidiaries not to, directly or indirectly, (i) engage in the operation of any Competing Business located within the Territory, or (ii) acquire, lease, construct, develop or own any Competing Business located within the Territory, or (iii) be a controlling shareholder, controlling partner, controlling member or controlling equity holder of, exercise management control over, or acquire or maintain a controlling interest in, any Competing Business that is located within the Territory (items (i) through (iii) collectively, “Restricted Activities”).
          (b) This Section 6.11 shall continue to apply if HCA is acquired by or merged with or into any other Person that engages in Restricted Activities, but shall not apply to (i) any Restricted Activities of such other Person existing as of the effective time of such merger or sale (including the completion of (A) the acquisition, development or construction of a Competing Business, or (B) the acquisition of an interest in a Person that is engaged in Restricted Activities, that, in either case, is under way at the effective time of the merger or acquisition), (ii) expansions and extensions of such existing exempt Restricted Activities, or (iii) insofar as the Restricted Activities described in clauses (i) and (ii), above, are concerned, to such other Person or its Affiliates that engage in such Restricted Activities.
          (c) Nothing herein contained shall be deemed to prevent or limit the right of HCA or any of its Controlled Subsidiaries to purchase, acquire, merge or consolidate with, by any means whatsoever (and, thereafter, to own or operate), any Person (or the assets of any Person) that engages in Restricted Activities so long as the Person or assets that are purchased or acquired have or include five or more general acute care hospitals, with at least 4 of such hospitals located outside the Territory. Additionally, the covenants in Section 6.11(a) will not apply to (i) any Persons or assets, operations or facilities that cease to be owned, directly or indirectly, by HCA, including assets, operations or facilities that may be divested or spun-off by HCA or its Affiliates, (ii) any transitional services (including IT and billing/collections services) provided by or on behalf of HCA or its Affiliates to (A) any such Person or assets, operations or facilities referred to in clause (i) above or (B) any Persons in which HCA has, directly or indirectly, any non-controlling ownership interest.
          (d) HCA recognizes that the covenants in this Section 6.11, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Acquired Company Ownership Interests by Purchaser, and agrees that such limitations are reasonable with respect to its activities, business and public purpose. HCA agrees and acknowledges that the violation of the covenants or agreements in this Section 6.11 would cause irreparable injury to Purchaser and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Purchaser shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The parties hereto also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.
          (e) It is the intention of each party hereto that the provisions of this Section 6.11 shall be enforced to the fullest extent permissible under the laws and the public policies of the state in which the applicable portion of the Territory is located, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 6.11 shall be determined to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.
     6.12 Closing Conditions. Purchaser will use its best efforts to cause the conditions set forth in Article VIII hereof to be satisfied as soon as reasonably practicable, but in all circumstances prior to Closing Date.
     6.13 Insurance Agreements. HCA shall, or shall cause an HCA Affiliate to, offer to the Acquired Entities physician malpractice insurance coverage on the terms and conditions set forth in Exhibit F.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF PURCHASER
     Except as may be waived in writing by Purchaser, the obligations of Purchaser to purchase the Acquired Company Ownership Interests and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
     7.1 Representations and Warranties.
          (a) All representations and warranties of HCA set forth in this Agreement (other than those set forth in Sections 3.2(c), 3.2(d), 3.3(d) and 3.3(e)) shall be true and correct as of the Closing Date in each case as if made on and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case as of such date); provided, however, that this condition will be deemed to be satisfied so long as the failure of such representations and warranties to be true and correct (without regard to any qualifiers with respect to materiality contained in such representations and warranties) as of the Closing Date would not reasonably be expected to have a Business Material Adverse Effect.
          (b) All representations and warranties of HCA set forth in Sections 3.2(c), 3.2(d), 3.3(d) and 3.3(e) shall be true and correct in all respects as if made on and as of the Closing Date.
          (c) If the effect of any failure or alleged failure of a representation or warranty of HCA to be true and correct can be remedied by HCA through the payment of money or the giving of an absolute first dollar indemnity to Purchaser and/or an Affiliate of Purchaser, and HCA pays such money or gives such an indemnity, the related failure or alleged failure shall be deemed waived by Purchaser.
          (d) For the avoidance of doubt, Purchaser agrees that (i) Purchaser shall not be excused from consummating the transactions contemplated by this Agreement based on the failure or alleged failure of any representation or warranty made by HCA to be true except to the extent provided in clauses (a) and (b), above, (ii) Purchaser will not assert the failure or alleged failure of any representation or warranty made by HCA to be true as a basis for not consummating the transactions contemplated by this Agreement unless (A) the failure of such representations and warranties (other than those set forth in Sections 3.2(c), 3.2(d), 3.3(d) and 3.3(e)) to be true and correct (without regard to any qualifiers with respect to materiality contained in such representations and warranties) as of the Closing Date would reasonably be expected to have a Business Material Adverse Effect, or (B) the representations set forth in Sections 3.2(c), 3.2(d), 3.3(d) and 3.3(e) are not true and correct in all respects, and (iii) except for the conditionality provided by this Article VII, the sole remedy of Purchaser for any failure of a representation and warranty made by HCA to be true and correct is to be indemnified as and to the extent set forth in Article IX.

     7.2 Compliance with Agreement. On and as of the Closing Date, HCA shall have performed and complied with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date; provided that this condition will be deemed to be satisfied unless both (a) Purchaser shall have given HCA written notice of such failure to perform or comply and HCA shall not have cured such failure to perform or comply within 30 days after receipt of such notice and (b) the respects in which such covenants and obligations have not been performed would reasonably be expected to have had a Business Material Adverse Effect. For the avoidance of doubt, Purchaser agrees that (i) Purchaser shall not be excused from consummating the transactions contemplated by this Agreement based on HCA’s failure or alleged failure to have performed and complied with each covenant and agreement required by this Agreement to be performed by HCA on or before the Closing Date except as provided in clauses (a) and (b), above, (ii) Purchaser will not assert the failure or alleged failure of HCA to have performed and complied with each such covenant and requirement except as provided in clauses (a) and (b), above, and (iii) except for the conditionality provided by this Article VII, the sole remedy of Purchaser for any failure of HCA to perform or comply with any such covenant or requirement is to be indemnified as and to the extent set forth in Article IX. In no event shall any dispute over a reduction in the Purchase Price based on the failure or alleged failure of HCA to comply with any such covenant or agreement delay or postpone the Closing.
     7.3 Closing Certificates. HCA shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of HCA by a Vice President thereof, certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2.
     7.4 Secretary’s Certificates. At the Closing, Purchaser shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of HCA:
          (a) resolutions of the respective boards of directors or governing boards of HCA and Seller Group (and to the extent required by law or their Constituent Documents, shareholder or other equity holders) authorizing the execution, delivery and performance of this Agreement and the other agreements that HCA or Seller Group are required to execute and deliver pursuant to the terms of this Agreement; and
          (b) the signature and incumbency of the respective officers of HCA and Seller Group authorized to execute and deliver this Agreement and the other agreements and certificates that HCA or Seller Group is required to deliver on or before the Closing Date pursuant to this Agreement.
     7.5 Opinion of Counsel. At the Closing, Purchaser shall have received the opinion, dated the Closing Date, of Waller Lansden Dortch & Davis, PLLC, counsel for HCA, in a form substantially acceptable to the parties. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.
     7.6 Consents, Authorizations, Etc. Purchaser shall have obtained documentation or other evidence reasonably satisfactory to Purchaser that:
          (a) Purchaser has (i) received all required Permits of Governmental Authorities that Purchaser must as a matter of Law receive prior to Closing in order to consummate the transactions contemplated herein; and (ii) received reasonable assurance from the applicable Governmental Authorities that such Permits as are required to operate the Facilities as currently operated by HCA and its Affiliates (other than Permits the failure of which to obtain would not reasonably be expected to have a Hospital Group Material Adverse Effect) shall be issued promptly following the Effective Time and be effective as of the Effective Time; and

          (b) All waiting periods under the HSR Act and any similar state Law shall have expired or been terminated.
     7.7 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened in writing by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Purchaser, may result in a decision, ruling or finding that has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, or on the ability of HCA to perform its obligations under this Agreement.
     7.8 Good Standing Certificates. At the Closing, HCA shall have delivered to Purchaser good standing certificates issued with respect to each of the Acquired Entities issued by the Secretary of State of the relevant entity’s state of organization and qualification. Each such good standing certificate shall be dated as of a date that is not more than 60 days prior to the Closing Date.
     7.9 Services Agreements. HCA shall have delivered to Purchaser executed originals of the Services Agreements with terms and conditions consistent with Exhibit M, and an executed original of the Computer and Data Processing Agreement, each in form and substance satisfactory to Purchaser.
     7.10 Reorganization Complete. HCA and the Acquired Entities shall have completed the Reorganization in all material respects.
     7.11 Title Work and Surveys; Defects and Cure; Title Policy.
          (a) Title Work. Within 30 days of the date of this Agreement, HCA shall cause to be furnished to Purchaser the Title Work for those portions of the Real Property listed on Exhibit O together with legible copies of all exceptions to title referenced therein. The Title Work shall set forth the state of title as of each commitment’s effective date to the portions of the Real Property listed on Exhibit O, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances of record affecting such Real Property which would appear in an owner’s title policy or leasehold policy of title insurance, if issued.
          (b) Survey. Within 30 days of the date of this Agreement, HCA shall cause to be furnished to Purchaser the Surveys for those portions of the Real Property listed on Exhibit O, which Surveys shall be current as-built surveys of these portions of the Real Property listed on Exhibit O (the “Surveys”). The Surveys shall meet the requirements of an ALTA/ACSM survey as adopted in 1999 by the American Land Title Association and the American Congress on Surveying and Mapping, including Table A optional items 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11, 13, 14, 15 and 16. Each Survey shall contain the surveyor’s certification to Purchaser, HCA, the Acquired Entities and the Title Company that (i) the Survey conforms to all applicable minimum guidelines for ALTA/ACSM land title surveys of comparable property as adopted in 1999 by the American Land Title Association and the American Congress on Surveying and Mapping, including Table A optional items 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11, 13, 14, 15 and 16. The Survey shall contain a certification that except as shown thereon, the applicable portion of the Real Property is not located within the 100 year flood plain or other flood hazard area.

          (c) Defects and Cure. The Title Work and the Surveys are collectively referred to as “Title Evidence”. Purchaser shall notify HCA in writing within twenty (20) days after its receipt of the last of each component of the Title Evidence for each Facility of any liens, claims, encroachments, exceptions or defects (other than Permitted Encumbrances) disclosed in the Title Evidence to which Purchaser objects (collectively, “Defects”). HCA, at its sole cost and expense, shall cure any such Defects on or before Closing (“cure” shall include an endorsement to an owner’s or a leasehold policy of title insurance, as applicable, reasonably acceptable to Purchaser, either eliminating the Defect, insuring over the Defect or insuring against the effect of the Defect or an agreement by HCA that is reasonably acceptable to Purchaser to indemnify Purchaser with respect to the Defect) or HCA may elect to not cure the objections and shall give written notice to Purchaser within thirty (30) days of its receipt of Purchaser’s notice of Defects of its decision. Within 30 days of Purchaser’s receipt of notice from HCA of uncured Defects, Purchaser may waive such uncured Defects and close or, subject to the provisions of Section 2.6, may terminate this Agreement as if it were a termination pursuant to Section 10.1(c). If HCA fails to timely give such notice, HCA shall be deemed to have elected not to cure the Defects, whereupon Purchaser may waive such Defects and close, or may terminate this Agreement with respect to the Facility affected by the Defect. Upon termination of this Agreement under the terms of this Section 7.11, no party to this Agreement shall have any further obligations with respect to the Facility affected by the Defect.
          (d) At the Closing, HCA will cause to be furnished to Purchaser a pro forma of a current ALTA Form Owner’s Title Policy or Leasehold Policy, as applicable, (the “Title Policy”) for those portions of the Real Property listed on Exhibit O by the title insurance company providing the Title Work (the “Title Company”). The Title Policies shall be issued as of the Closing Date in an amount equal to the portion of the Purchase Price being allocated to such portion of the Real Property and shall insure to the applicable Acquired Entity good and marketable fee simple or leasehold title, as the case may be, to such Real Property, subject only to the (i) Permitted Encumbrances and (ii) taxes for the current and subsequent years “not yet due and payable.” The Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage” as permitted by applicable State title insurance regulations and shall contain such endorsements as Purchaser shall reasonably require in connection with its review of the Title Work and the Surveys, specifically including without limitation, a so-called non-imputation endorsement. HCA and its Affiliates shall execute such certificates and affidavits as may be reasonably necessary in connection with the issuance of the Title Policies as described in this Section 7.11(d). HCA shall pay all premiums, costs and expenses of the Title Policies.
     7.12 Books. HCA shall have delivered to Purchaser the original corporate minute books of each Acquired Entity including true and complete copies of the Constituent Documents of each Acquired Entity and other records included in the Business.
     7.13 Miscellaneous. HCA shall have executed and delivered all necessary documentation and taken all action necessary to cause each relevant domain name registrar to transfer or register in the name of Purchaser all internet domain names owned, used or registered by or for Seller Group, Acquired Entities or their Affiliates and used primarily in connection with the Business.
     7.14 Resignations. HCA will cause to deliver to Purchaser the original resignations set forth in Section 5.13 above.
     7.15 Post-Sigining Breaches of Representations and Warranties.
          (a) As of the Closing, there shall not be one or more material breaches of representations or warranties of HCA set forth in this Agreement that are not qualified as to “materiality”, “Hospital Group Material Adverse Effect” or similar qualifiers for which (i) Purchaser has given HCA written notice, (ii) for which the aggregate amount of Damages resulting from such breaches exceeds $1,750,000, and (iii) for which HCA has not agreed to indemnify Purchaser for Damages resulting from such breach from the first dollar of Damages without regard to the limitations set forth in Section 9.4(a)(i)); provided, however, that in determining the aggregate amount of the Damages resulting from such breaches, no Damages that arise out of or relate to any such breach will be included in such calculation to the extent HCA otherwise has full economic responsibility pursuant to this Agreement.
          (b) As of the Closing, there shall not be any breaches of representations or warranties of HCA set forth in this Agreement that are qualified as to “materiality”, “Hospital Group Material Adverse Effect” or similar qualifiers for which (i) Purchaser has given HCA written notice, and (ii) for which HCA either (A) has not agreed to indemnify Purchaser for Damages resulting from such breach from the first dollar of Damages without regard to the limitations set forth in Section 9.4(a)(i)), or (B) does not otherwise have full economic responsibility pursuant to this Agreement. The parties agree that with respect to non-material damage, destruction or loss with respect to the assets of any Hospital Group known to have occurred prior to the Closing, Purchaser’s sole remedy with respect to matters governed by Section 3.8(a) will be insurance proceeds available to it under HCA’s pre-Effective Time insurance policies; provided, however, that to the extent that such insurance proceeds are limited by a deductible under such policies, Purchaser shall bear the initial $100,000, and HCA shall bear all remaining portions of such deductibles. HCA shall cause any such proceeds pursuant to such insurance policies in respect of such damage, destruction or loss to be paid to Purchaser.
     7.16 Environmental Inspections. For a period of 90 days following the execution of this Agreement (the “Environmental Inspection Period”), Purchaser and Purchaser’s agents, representatives and contractors, shall have the right to enter upon the Real Property for the purpose of conducting, or causing to be conducted, such tests, assessments, studies, reports, evaluations and investigations as Purchaser may determine in its sole discretion, including without limitation Phase I or Phase II environmental reports in order to evaluate and determine the environmental condition of the Real Property (“Purchaser’s Environmental Inspections”). During the Environmental Inspection Period, HCA and its Affiliates will make available to Purchaser and its agents, representatives and contractors conducting Purchaser’s Environmental Inspections copies of any prior environmental investigations, reports, studies, tests, assessments and other documentation prepared by or for HCA and its Affiliates and in their possession, custody or control (“Seller’s Environmental Information”). On or before the expiration of the Environmental Inspection Period, Purchaser shall give written notice to HCA if Purchaser has identified any breach of Section 3.19 (“Environmental Conditions”). Purchaser shall provide HCA with a copy of Purchaser’s Environmental Inspections. If Purchaser gives notice of any Environmental Conditions (“Purchaser’s Environmental Notice”) to HCA, and if such Environmental Conditions constitute a breach of Section 3.19, then HCA (i) shall at its sole cost and expense, cure or remedy such Environmental Conditions to Purchaser’s reasonable satisfaction on or before Closing (which cure or remedy may include an agreement by HCA that is reasonably acceptable to Purchaser to indemnify Purchaser from any Damages resulting from such Environmental Conditions from the first dollar of Damages without regard to the limitations set forth in Section 9.4(a)(i)) or (ii) may elect not to cure or remedy such Environmental Conditions, and shall give written notice to Purchaser within twenty (20) days after Purchaser’s Environmental Notice of its election (“Seller’s Election Notice”). Within twenty (20) days of Purchaser’s receipt of Seller’s Election Notice that HCA has elected not to cure or remedy any Environmental Conditions, Purchaser may elect to waive such Environmental Conditions and close or, subject to Section 2.6, may elect to terminate this Agreement as if it were a termination pursuant to Section 10.1(c). If HCA fails to timely give Seller’s Election Notice, HCA shall be deemed to have elected not to cure or remedy the Environmental Conditions, whereupon Purchaser may elect as provided in the immediately preceding sentence.

     7.17 Waiver of Conditions. Purchaser may waive any conditions in writing of this Article VII to the extent permitted by applicable law. Except as otherwise provided herein or agreed to by the parties prior to the Closing, the consequences of any knowing written waiver shall be (a) the elimination of the waived condition as a valid basis for Purchaser to refuse to close the transactions contemplated by this Agreement, and (b) the release of HCA from any claim by Purchaser for resulting injuries and Damages with respect to that waived condition.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF HCA
     Except as may be waived in writing by HCA, the obligations of HCA to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
     8.1 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date in each case as if made on and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case as of such date); provided, however, that this condition will be deemed to be satisfied so long as the failure of such representations and warranties to be true and correct (without regard to any qualifiers with respect to materiality contained in such representations and warranties) as of the Closing Date would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under and consummate the transactions contemplated by this Agreement.
     8.2 Compliance with Agreement. On and as of the Closing Date, Purchaser shall have performed and complied with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date; provided that this condition will be deemed to be satisfied unless both (a) HCA shall have given Purchaser written notice of such failure to perform or comply and Purchaser shall not have cured such failure to perform or comply within 30 days after receipt of such notice and (b) the respects in which such covenants and obligations have not been performed would reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under and consummate the transactions contemplated by this Agreement. For the avoidance of doubt, HCA agrees that (i) HCA shall not be excused from consummating the transactions contemplated by this Agreement based on Purchaser’s failure or alleged failure to have performed and complied with each covenant and agreement required by this Agreement to be performed by Purchaser on or before the Closing Date except as provided in clauses (a) and (b), above, (ii) HCA will not assert the failure or alleged failure of Purchaser to have performed and complied with each such covenant and requirement except as provided in clauses (a) and (b), above, and (iii) except for the conditionality provided by this Article VIII, the sole remedy of HCA for any failure of Purchaser to perform or comply with any such covenant or requirement is to be indemnified as and to the extent set forth in Article IX.
     8.3 Closing Certificates. Purchaser shall have delivered to HCA a certificate, dated as of the Closing Date and signed on behalf of Purchaser by the President or a Vice President thereof, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2.
     8.4 Secretary’s Certificate. At the Closing, HCA shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:
          (a) resolutions of the board of directors of Purchaser (and to the extent required by law or their Constituent Documents, shareholder or other equity holders) authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement; and

          (b) the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement.
     8.5 Opinion of Counsel. At the Closing, HCA shall have received the opinion, dated the Closing Date, of Harwell Howard Hyne Gabbert & Manner, P.C., counsel for Purchaser, in a form substantially acceptable to the parties. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.
     8.6 Consent, Authorizations, Etc.. HCA shall have obtained documentation or other evidence reasonably satisfactory to HCA that:
          (a) HCA has received all required Permits of Governmental Authorities that HCA must, as a matter of Law, receive prior to the Closing in order to consummate the transactions herein contemplated; and
          (b) all waiting periods under the HSR Act and any similar state Law shall have expired or been terminated.
     8.7 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened in writing by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of HCA, may result in a decision, ruling or finding that has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to perform its obligations under this Agreement.
     8.8 Good Standing Certificate. At the Closing, Purchaser shall have delivered to HCA a good standing certificate issued with respect to Purchaser by the Secretary of State of Purchaser’s state of incorporation. Such good standing certificate shall be dated as of a date that is not more than 60 days prior to the Closing Date.
     8.9 Constituent Documents. Purchaser shall have delivered to HCA true and complete copies of Purchaser’s Constituent Documents.
     8.10 Service Agreements. Purchaser shall have delivered to HCA executed originals of the Services Agreements with terms and conditions consistent with Exhibit M, and an executed original of the Computer and Data Processing Agreement, each in form and substance satisfactory to HCA.
     8.11 Reorganization Complete. HCA and the Acquired Entities shall have completed the Reorganization in all material respects.
     8.12 Waiver of Conditions. HCA may waive any conditions in writing of this Article VIII to the extent permitted by applicable law. Except as otherwise provided herein or agreed to by the parties prior to the Closing, the consequences of any knowing written waiver shall be (a) the elimination of the waived condition as a valid basis for HCA to refuse to close the transactions contemplated by this Agreement, and (b) the release of Purchaser from any claim by HCA for resulting injuries and Damages with respect to that waived condition.

ARTICLE IX
INDEMNIFICATION
     9.1 Survival. Except as otherwise provided in this Article IX, (a) each representation and warranty contained in Articles III and IV shall survive the Closing for sixteen months after the Closing Date, provided that the representations and warranties contained in (i) Section 3.13 (ERISA), 3.14 (Government Program Participation), 3.15 (Taxes) and 3.19 (Environmental Conditions) shall survive the Closing for a period of six years and (ii) Sections 3.2(c), 3.2(d), 3.3(d) and 3.3(e) shall survive until the expiration of the applicable statute of limitations, and (b) covenants in this Agreement shall survive the Closing. The period from the date hereof until the last date on which a representation, warranty, covenant or other obligation survives pursuant to this Section 9.1 shall be known as the “Survival Period.” No party, affiliate of any party, nor any shareholder, director, officer, employee, or affiliate of any of the foregoing shall incur any liability whatsoever as a result of any inaccuracy in or breach of any applicable representation or warranty, except for indemnification obligations pursuant to this Article IX with respect to those inaccuracies, breaches, or failures as to which written notice of which has been received prior to the expiration of the applicable Survival Period.
     9.2 Indemnification by HCA. Subject to the provisions of this Article IX, HCA shall indemnify and hold harmless Purchaser, any Affiliate of Purchaser, and the respective officers, directors, shareholders, employees, agents and representatives of Purchaser and its Affiliates (each, a “Purchaser Indemnitee”) from and after the Effective Time, from and against any Damages actually incurred by such Purchaser Indemnitee as a result of:
          (a) the Excluded Assets, Excluded Liabilities and Excluded Contracts;
          (b) any inaccuracy in any of the representations and warranties made herein by HCA;
          (c) any breach of any of the covenants or agreements made herein by HCA;
          (d) any matter related to the acts or omissions of the Persons listed in Schedule 9.2(d) regardless of the nature or current status of such mater or claim, including any matter arising from or related to any claim now or hereafter filed by such Persons;
          (e) any Encumbrance of any landlord, carrier, warehouseman, mechanic or materialman and any like Encumbrance existing at the Closing and arising in the ordinary course of business for sums that are not delinquent or which are being contested in good faith through appropriate proceedings.
Notwithstanding the foregoing, the sole recourse of a Purchaser Indemnitee for any and all Damages relating to or arising from a breach of any of the covenants or agreements contained in Sections 3.15 or 6.7, to the extent that they relate to Taxes, shall be controlled by the provisions of Section 9.5.
     9.3 Indemnification by Purchaser. Subject to the provisions of this Article IX, Purchaser shall indemnify and hold harmless HCA, Seller Group, any Affiliate of HCA or Seller Group, and the respective officers, directors, shareholders, employees, agents and representatives of HCA, Seller Group and their respective Affiliates (each a “Seller Indemnitee”) from and after the Effective Time from and against any Damages actually incurred by such Seller Indemnitee as a result of:
          (a) the Contributed Assets; Assumed Contracts or Assumed Liabilities;

          (b) any inaccuracy in any of the representations and warranties made herein by Purchaser;
          (c) any breach of any of the covenants or agreements made herein by Purchaser;
          (d) any breach of any of the covenants or agreements made by Purchaser in the Confidentiality Agreement, including any use of the Evaluation Material by Purchaser or its Representatives or Other Recipients contrary to the terms of the Confidentiality Agreement;
          (e) any Claims, actions, suits, or other proceedings relating to the operations of the Acquired Entities before or after the Effective Time; provided that nothing herein shall relieve HCA of its indemnification obligations pursuant to Section 9.2; and
          (f) any Claims, actions, suits or proceedings arising out of any pre- or post-Closing obligation or action on the part of the Acquired Entities under any Contract which is not an Excluded Contract or Excluded Liability; provided that nothing herein shall relieve HCA of its indemnification obligations pursuant to Section 9.2.
Notwithstanding the foregoing, the sole recourse of a Seller Indemnitee for any and all Damages relating to or arising from a breach of any of the covenants or agreements contained in Sections 3.15 or 6.7, to the extent that they relate to Taxes, shall be controlled by the provisions of Section 9.5.
     9.4 Limitations on Claims.
          (a) Notwithstanding anything in this Article IX to the contrary, the rights of the parties to be indemnified and held harmless under this Agreement shall be limited as follows:
               (i) No claims for indemnity by a Purchaser Indemnitee for any inaccuracy in a representation or warranty (other than for breach of Section 3.2, 3.3, 3.4(a), 3.4(c), 3.13(b) or 3.24, which shall each be indemnified from the first dollar of Damages) made in this Agreement by HCA shall be made unless and until the aggregate dollar amount of all such Claims exceeds $3,500,000, in which case HCA shall be obligated to indemnify, defend and hold harmless the Purchaser Indemnitee for all Damages above and beyond such amount (excluding the initial $3,500,000 of the Base Purchase Price) provided that materiality qualifications (and the like) will not be taken into account in determining the magnitude of the damages occasioned by a breach for purposes of calculating the amount of Damages subject to the deductible set forth in this Section 9.4(a)(i);
               (ii) The maximum aggregate liability of HCA for Claims pursuant to Sections 9.2(b) and (c) shall be limited to the Purchase Price; and
               (iii) The maximum aggregate liability of Purchaser for Claims pursuant to Section 9.3(b) and (c) shall be limited to the Purchase Price.
          (b) The liability of a party with respect to any claim for indemnity by an Indemnitee pursuant to this Article IX shall be offset dollar for dollar by (i) any insurance proceeds received by such Indemnitee after the Effective Time in respect of the Damages involved, (ii) any positive Tax effect actually recognized by the Indemnitee in respect of the Damages involved, and (iii) any other recovery made by such Indemnitee from any third party on account of the Damages involved.

     9.5 Tax Indemnification.
          (a) HCA shall indemnify, defend and hold Purchaser and the Acquired Entities harmless from and against any and all Damages for Taxes imposed on or with respect to any Acquired Entity for a Pre-Closing Period (including, without limitation, any Taxes imposed on any Acquired Entity as a result of having been a member of the HCA Affiliated Group under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, and also including any Tax liability for a Pre-Closing Period with respect to any Acquired Entity as a transferee or successor, by contract, law or equity). Notwithstanding the foregoing, HCA shall not indemnify, defend or hold harmless Purchaser and the Acquired Entities from and against any and all Damages for Taxes attributable to any action taken (which would otherwise give rise to an Tax indemnity payment by HCA or its Affiliates) after the Effective Time by Purchaser or the Acquired Entities (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of HCA) (a “Purchaser Tax Act”).
          (b) Purchaser shall indemnify, defend and hold HCA and the HCA Affiliated Group harmless from and against any and all Damages for (i) Taxes of any of the Acquired Entities, except to the extent HCA is otherwise required to indemnify Purchaser for such Taxes pursuant to Section 9.5(a), and (ii) Taxes attributable to a Purchaser Tax Act.
          (c) The amount of any Taxes for which indemnification is provided under this Section 9.5 shall not be (A) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder or (B) reduced to take account of any net Tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Taxes. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for United States federal Tax purposes, unless otherwise required by Law.
          (d) Any indemnity payment required to be made pursuant to this Section 9.5 shall be paid within 30 days after the Indemnitee makes written demand upon the indemnifying party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Governmental Authority (including estimated Tax payments).
          (e) In no event shall the indemnities provided for in this Section 9.5 be subject to the provisions of Section 9.4 of this Agreement.
     9.6 Claims Procedures.
          (a) If a party seeks indemnification for Damages hereunder, the party seeking indemnification (the “Indemnitee”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the existence and nature of such Damages (a “Claim”), and shall include in the Claim a reasonably detailed description of all related claims, demands, actions or proceedings, if any, out of which the Damages arise; provided, however, that so long as a Claim is delivered within the applicable Survival Period, failure or delay by the Indemnitee to deliver a Claim in compliance with this provision shall only reduce the obligation of the Indemnifying Party to the extent that such failure impairs the Indemnifying Party’s ability to defend the claim or mitigate Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages, caused by such failure.
          (b) In the event of a Claim related to a claim by a third party, the Indemnifying Party may elect to retain counsel of its choice to represent the Indemnitee in connection with such Claim and shall pay the fees, charges and disbursements of such counsel. The Indemnitee may participate, at its own expense and through legal counsel of its choice, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnitee in connection with such Claim and (ii) the Indemnitee and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Claim. The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnitees’ prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense or if both the Indemnifying Party and any Indemnitee are parties to or subjects of such proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnitee, then the Indemnitee shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such proceeding and assume control of the defense in connection therewith, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnitee shall be reimbursed by the Indemnifying Party.
          (c) If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorney’s fees) in connection therewith from the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld). Except as provided in this Section 9.6(c), the Indemnitee shall not compromise or settle any Claim.
          (d) From and after the delivery of a Claim, at the reasonable request of the Indemnifying Party, each Indemnitee shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnitee to the extent reasonably related to the Claim at no cost to the Indemnifying Party.
          (e) If the Indemnitee or its Affiliates subsequently recover all or part of a third-party claim from any other Person legally obligated to pay the claim, the Indemnitee shall repay to the Indemnifying Party the amounts recovered up to an amount not exceeding the payment made by the Indemnifying Party to the Indemnitee by way of indemnity.
     9.7 Exclusive Remedy. From and after the Closing, the exclusive remedy of each party in connection with this Agreement and the transactions contemplated hereby shall be as provided in this Article IX other than as provided in Section 6.11.
ARTICLE X
TERMINATION
     10.1 Termination Events. This Agreement may be terminated at any time prior to Closing upon prior written notice by the party electing to terminate this Agreement to the other party:
          (a) by mutual agreement of HCA and Purchaser (expressed in writing);
          (b) by either HCA or Purchaser if any permanent injunction, Court Order or other order, decree or ruling of any court or other Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable; provided, however, that any such injunction, Court Order or other order, decree or ruling that affects only a portion of the Acquired Entities (or the transactions contemplated hereby with respect to only a portion of the Acquired

Entities) will not enable HCA or Purchaser to terminate this Agreement with respect to the other Acquired Entities if and to the extent a Closing on a portion of the Acquired Entities would still be possible under Section 2.6;
          (c) by either HCA or Purchaser if the Closing shall not have occurred by the Optional Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of the Closing to occur on or before the Optional Termination Date; and provided further that the Optional Termination Date shall be extended through March 31, 2006 for any party who has complied with or performed, or who is in a position to comply with or perform, all conditions to the other party’s obligations other than receipt of the certificates of need required for the consummation of the transaction and if the required certificates of need have not been received by March 31, 2006 the parties will work together in good faith to determine whether to further extend the Optional Termination Date to a later time.
          (d) by HCA upon a breach in any material respect of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have been breached or shall have become untrue, in any such case that the conditions set forth in Sections 8.1 and 8.2 would be incapable of being satisfied by the Optional Termination Date (or any later termination date specified in this Agreement or as may be otherwise extended by mutual agreement of the parties).
          (e) by Purchaser upon a breach in any material respect of any covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Seller shall have been breached or shall have become untrue in any such case such that the conditions set forth in Sections 7.1 and 7.2 would be incapable of being satisfied by the Optional Termination Date (or any later termination date specified in this Agreement or as may be otherwise extended by mutual agreement of the parties).
     10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1 or Section 12.22 all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 6.1, 10.2, 11.1, 12.1, 12.2, 12.3, 12.4, 12.6, 12.7, 12.8, 12.9, 12.13, 12.15 and 12.16.
ARTICLE XI
NOTICES
     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy and telex), when delivered by reputable overnight courier, or if mailed, five days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:
     If to HCA, to:
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
Attention: General Counsel
Fax: (615) 344-1531

     and
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
Attention: Senior Vice President, Development
Fax: (615) 344-2824
     With a copy to:
Waller Lansden Dortch & Davis, PLLC
511 Union Street, Suite 2700
Nashville, Tennessee 37219-1760
Attention: G. Scott Rayson
Fax: (615) 244-6804
     If to Purchaser, to:
LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, TN 37027
Attention: Executive Vice President
Fax: (615) 372-8572
     With a copy to:
Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street, Suite 1800
Nashville, Tennessee 37238
Attention: Ernest E. Hyne II
Fax: (615) 251-1057
Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 11.1.
ARTICLE XII
MISCELLANEOUS
     12.1 Fees and Expenses. Except as otherwise provided in this Agreement, HCA shall pay its own expenses (including the fees and expenses of Merrill Lynch & Co. in connection with this Agreement and also including those expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred prior to the Effective Time) and Purchaser shall pay its own expenses (including those of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred after the Effective Time) in connection with this Agreement and the transactions contemplated hereby. HCA and Purchaser each shall pay one half all recording fees, transfer fees, transfer taxes, sales taxes, if any, and documentary or stamp taxes, if any, relating to the sale and the transactions provided for herein. Except as set forth in the following sentence, each party shall pay its own fees and expenses, including for purposes of this Section, attorney fees, with respect to the preparation of pre-merger report forms under the HSR Act. Purchaser shall pay the HSR filing fees of all parties with respect to the filing of notifications under the HSR Act. Further, and notwithstanding the foregoing, Purchaser will bear all fees and expenses of all parties, resulting from or relating to any investigation or challenge of the transactions contemplated hereby initiated by the United States Federal Trade Commission, the United States Department of Justice or the Attorney General of any state on, prior to or after the Closing under antitrust or similar Laws, including costs and expenses resulting from or relating to any “second request” issued in connection with the parties’ HSR Act filings made in connection with the transactions contemplated hereby. Purchaser shall also pay all fees and expenses in connection with the filing of any applicable certificates of need and the related proceedings.
     12.2 Entire Agreement. Except for documents and agreements executed pursuant hereto, and except for the provisions of the Confidentiality Agreement (which Confidentiality Agreement shall survive the parties’ execution and delivery of this Agreement and the other documents and agreements contemplated hereby until the Closing shall have occurred, except to the extent otherwise provided in Section 6.1), this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby). Except for the Confidentiality Agreement, this Agreement, including the exhibits and schedules hereto and other documents delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.
     12.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.
     12.4 Amendment. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.
     12.5 Counterparts; Facsimile Signatures; Reproductions. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to HCA or to Purchaser, may be reproduced by HCA and by Purchaser by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and, unless otherwise required by Law, HCA and Purchaser may destroy any original documents so reproduced. HCA and Purchaser agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by HCA or Purchaser in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of HCA, Purchaser and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.
     12.7 GOVERNING LAW, CONSTRUCTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE. The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other

Governmental Authority by reason of any party’s having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.
     12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.
     12.9 No Assignment. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that HCA, on the one hand, and Purchaser, on the other hand, may assign some or all of their respective rights and obligations under this Agreement to other Persons who (a) are wholly-owned (directly or indirectly) by HCA or Purchaser, respectively, and (b) agree to be bound by the terms and conditions of this Agreement. Notwithstanding the assignment of this Agreement or any rights or obligations hereunder, the assignor shall be jointly and severally liable with its assignee for its obligations hereunder.
     12.10 Headings, Gender, Etc. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words will refer to this entire Agreement, (d) the terms “Article,” “Section,” “Schedule” and “Exhibit” will refer to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement, and (e) the terms “material contract,” “material permit,” “material assets,” “material increase,” “material taxes,” “material default,” “substantially all” and phrases of similar import will be deemed to be measured with respect to the Hospital Group to which it relates against their effect on the financial condition and operations of such Hospital Group.
     12.11 Public Announcement. On or before the Closing, the parties hereto will each consult with one another prior to making or issuing public statements or announcements with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public statement or announcement and/or will use good faith efforts to obtain the other parties’ approval of the text of any public statement or announcement to be made solely on behalf of a party; provided that the foregoing shall not preclude any party from making such disclosure as may be required by applicable Law or the rules of any securities exchange or market on which securities of such party are listed or quoted.
     12.12 Access to Information. HCA and Purchaser agree that, from time to time after the Closing, upon the reasonable request of another party hereto, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Acquired Entities. Without limiting the generality of the foregoing, (a) HCA will give and will cause its Affiliates to give representatives of the Acquired Entities reasonable access to all Books and Records of HCA reasonably requested by Purchaser in the preparation of any post-Closing financial statements, reports or Returns of the Acquired Entities with the reasonable cost thereof to be borne by Purchaser; and (b) Purchaser will give and will cause the Acquired Entities to give representatives of HCA reasonable access to all pre-Closing Books and Records of the Acquired Entities reasonably requested by HCA in the preparation of any post-Closing financial statements, reports or Returns of HCA with the reasonable cost thereof to be borne by HCA. The rights of access granted in this Agreement shall be exercised in such a manner as not to cause unreasonable expense or interfere unreasonably with the operation of the business of the Person granting access.

     12.13 Severability; Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible.
     12.14 Cooperation. Upon request, each of the parties hereto shall cooperate with the other in good faith, at the requesting party’s expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements, or disputes involving any of the parties hereto (other than in a dispute among such parties or entities) and based upon contracts, arrangements or acts of the Acquired Entities which were in effect or occurred prior to the Effective Time and which relate to the business of the Acquired Entities. Purchaser shall cause the Acquired Entities to provide any information or documents reasonably requested by HCA in connection with Tax or other disputes, settlements, investigations, proceeding or other matters in respect of any period ending at or prior to the Effective Time. The party requesting documents or information pursuant to this Section shall pay all fees and expenses paid to unaffiliated third parties by the party providing such documents or information in connection with providing such information or document. In addition, following the Closing, the parties hereto shall cooperate fully with each other and make available to the other, as reasonably requested, and to any taxing authority, all information, records, documents relating to Tax liabilities or potential Tax liabilities and tax bases of the Acquired Entities, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extension thereof. At or prior to Closing, Purchaser shall provide HCA any reasonable certificate or other document from any governmental authority or any other person that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.
     12.15 Venue; Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereto (a) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in any Tennessee State court located in Davidson County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in Davidson County for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.16 Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ANY AFFILIATE THEREOF SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.
     12.17 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     12.18 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws or under the laws governing the Medicare program. Each party has relied solely upon the tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     12.19 Post-Closing Operations. Purchaser acknowledges that it is an experienced and knowledgeable owner and operator of facilities and assets similar to the Acquired Entities and the Facilities and will rely on its own expertise in operating the Facilities from and after the Closing. Purchaser covenants for the benefit of HCA to operate the Facilities in material compliance with all applicable Laws, including Laws relating to the regulation of the Facilities and operation of the Business and all Environmental Laws, from and after the Closing.
     12.20 Capital Expenditures. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need statute of any state, until the appropriate Governmental Authority shall have granted a certificate of need or the appropriate approval or ruled that no certificate of need or other approval is required.
     12.21 Reasonable Access. In each instance where a party is granted access pursuant to this Agreement, such access shall be reasonable and shall be granted during normal business hours and shall be coordinated through persons as may be designated in writing by the granting party for such purpose. The right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the granting party. Notwithstanding the foregoing, each party understands that (a) with respect to documents and information deemed by the granting party in good faith to be market sensitive or competitive in nature (other than with respect to an obligation to indemnify), (i) the party granting access will identify such documents and information, (ii) if requested by the party seeking access, the granting party will provide such documents and information to the other party’s outside attorneys and accountants (who will be bound by confidentiality agreements) for their review, and (ii) any report by such attorneys and accountants to the accessing party with respect to such documents and information will be in writing and subject to prior review and reasonable approval by the granting party to confirm that any market sensitive or competitive information is not made available to the requesting party, (b) litigation and other materials (including internal/external legal audit letters or reviews, patient records and similar patient information, PRO information, National Data Bank reports, peer and quality review information and other physician-specific confidential information) that are deemed privileged or confidential and materials which may not be disclosed without violating confidentiality agreements with third parties will not be made available except to the extent permitted by law, and (c) no party shall be obligated to generate or produce information in any prescribed format not customarily produced by such party.
     12.22 Schedules, Exhibits, Etc.
          (a) The parties agree that the Schedules and Exhibits listed in Schedule 12.22 will be the only Schedules and Exhibits to this Agreement. Schedules and Exhibits designated as “final and approved” in Schedule 12.22 (the “Final Schedules”) have been approved by both parties. Notwithstanding anything to the contrary contained in this Agreement, the Exhibits and Schedules designated in Schedule 12.22 as “open schedules” (the “Open Schedules”) either (i) have been delivered on or before the date of execution of this Agreement and remain subject to review by Purchaser in accordance with clause (b) below, or (ii) to the extent specified below (but only to the extent specified below), must be delivered by HCA or Purchaser and will be subject to review by Purchaser or HCA, as applicable, in accordance with clauses (b) and (c) below.
          (b) HCA shall deliver Schedules 3.21(i) and 3.21(ii) within five business days. With respect to the Open Schedules (other than Schedule 5.14) Purchaser shall have the right to make reasonable inquiries with respect to information contained in the Open Schedules, and deliver to HCA any reasonable objection to such Open Schedules, within 20 days after delivery. If Purchaser does not raise a reasonable objection to any such Open Schedules within such period, such Open Schedules shall become additional Final Schedules. The parties shall use their best efforts to resolve such objections raised in respect of the Open Schedules. If, within the time periods specified above the parties have not resolved all such objections, the chief executive officers of HCA and Purchaser shall meet in order to resolve any outstanding issues. If, within three days of the meeting of the chief executive officers the parties have not resolved the remaining issues, either Purchaser or HCA shall have the right to terminate this Agreement until the parties have agreed upon such Open Schedules.
          (c) Purchaser shall deliver Schedule 5.14 within five business days. With respect to the Open Schedules (other than Schedules 3.21(i) and 3.21(ii)) HCA shall have the right to make reasonable inquiries with respect to information contained such Open Schedules, and deliver to Purchaser any reasonable objection to such Open Schedules, within 20 days after delivery. If HCA does not raise a reasonable objection to any such Open Schedules within such period, such Open Schedules shall become additional Final Schedules. The parties shall use their best efforts to resolve such objections raised in respect of such Open Schedules. If, within the time periods specified above the parties have not resolved all such objections, the chief executive officers of HCA and Purchaser shall meet in order to resolve any outstanding issues. If, within three days of the meeting of the chief executive officers the parties have not resolved the remaining issues, either Purchaser or HCA shall have the right to terminate this Agreement until the parties have agreed upon such Open Schedules.
          (d) The parties agree that there shall be no changes to the Schedules (other than Schedules 3.21(i), 3.21(ii) and 5.14) other than in response to objections raised pursuant to this Section 12.22 and the resolution thereof in accordance with this Section 12.22. The schedules and exhibits as finally agreed pursuant to this Section 12.22 shall become the final schedules and exhibits applicable to this Agreement.
     12.23 Further Assurance Clause.
          (a) On and after the Closing Date, HCA, the Acquired Entities and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Purchaser in possession and operation control of the Business and the Facilities.
          (b) The parties acknowledge and agree that it is their intent that HCA and its Affiliates transfer to the Acquired Entities all Real Property held by HCA and its Affiliates that is used or held for use in the operation of the Business other than the Excluded Assets. To the extent any Real Property (or building, improvements and fixtures on or forming a part of the Real Property or any appurtenances or rights pertaining thereto) identified on any Exhibit or Schedule (or which should have been identified on such Exhibit or Schedule) is (1) misidentified, incorrectly described, or incorrectly identified as being owned or leased by a particular entity, or (2) any such Real Property which should have been included on any Exhibit or Schedule is inadvertently not included on such Exhibit or Schedule and such errors are discovered subsequent to execution of this Agreement, the parties agree that the applicable Exhibit or Schedule shall be amended by mutual written agreement prior to Closing to correct such errors. In the event that any such errors are discovered subsequent to the Closing, to the extent necessary to effect the intent of this Agreement, the parties agree that such Exhibit or Schedule shall be amended by a written post-Closing addendum to this Agreement to correct such errors and HCA and its Affiliates shall execute and deliver or cause to be executed and delivered, deeds, assignments, instruments of correction, or such other instruments or documents of transfer or conveyance, and to take or cause to be taken, such other steps as may be necessary, to correctly vest or convey such real property in or to the applicable Acquired Entity in accordance with the intent of this Agreement. The obligations pursuant to this paragraph shall survive the Closing.
[The following page is the signature page.]

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

HCA INC.

By:	/s/ Gregg Gerken

Name:	Gregg Gerken
Title:	Vice President

LIFEPOINT HOSPITALS, INC.

By:	/s/ William F. Carpenter III

Name:	William F. Carpenter III
Title:	Executive Vice President